    As filed with the Securities and Exchange Commission on October 18, 1996



                                                      Registration No. 333-14097

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            APAC TELESERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

              ILLINOIS                                36-2777140
   (State or other jurisdiction of                 (I.R.S. Employer
   incorporation or organization)                 Identification No.)

                      ONE PARKWAY NORTH CENTER, SUITE 510
                           DEERFIELD, ILLINOIS 60015
                                 (847) 945-0055
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                        REGISTRANT'S EXECUTIVE OFFICES)
                            ------------------------

                              THEODORE G. SCHWARTZ
                 CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER
                            APAC TELESERVICES, INC.
                      ONE PARKWAY NORTH CENTER, SUITE 510
                           DEERFIELD, ILLINOIS 60015
                                 (847) 945-0055
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

   STANLEY H. MEADOWS, P.C.            MICHAEL A. CAMPBELL
    MCDERMOTT, WILL & EMERY           MAYER, BROWN & PLATT
    227 WEST MONROE STREET          190 SOUTH LASALLE STREET
 CHICAGO, ILLINOIS 60606-5096        CHICAGO, ILLINOIS 60603

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                           ---------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                          ------------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                                EXPLANATORY NOTE

     This registration statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent international offering outside the United States and Canada (the "International Prospectus"). The complete U.S. Prospectus follows immediately. Following the U.S. Prospectus are certain pages of the International Prospectus, which include an alternate front cover page, an alternate underwriting section and an alternate back cover page. All other pages of the U.S. Prospectus and the International Prospectus are identical.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED OCTOBER 18, 1996

PROSPECTUS
                                4,100,000 SHARES

                            APAC TELESERVICES, INC.
                                 COMMON SHARES                     [APAC LOGO]
                            ------------------------

     Of the 4,100,000 Common Shares of APAC TeleServices, Inc., an Illinois corporation (the "Company" or "APAC"), being offered hereby, 3,280,000 shares are being offered in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and 820,000 shares are being offered in a concurrent international offering outside the United States and Canada by the International Managers (the "International Offering", and together with the U.S. Offering, the "Offerings"). The public offering price and the aggregate underwriting discount per share are identical for each of the Offerings. See "Underwriting."

     All of the Common Shares offered hereby are being sold by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of Common Shares by the Selling Shareholders.


     The Common Shares are quoted on the Nasdaq National Market under the symbol "APAC." The last reported sale price of the Common Shares on the Nasdaq National Market on October 17, 1996 was $52 3/8 per share. See "Price Range for Common Shares and Dividend Policy."


     SEE "RISK FACTORS" ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                                                                PROCEEDS TO
                                         PRICE             UNDERWRITING           SELLING
                                       TO PUBLIC           DISCOUNT(1)          SHAREHOLDERS
------------------------------------------------------------------------------------------------
Per Share.........................          $                   $                    $
------------------------------------------------------------------------------------------------
Total(2)..........................          $                   $                    $
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

(1) The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Certain Selling Shareholders have granted the U.S. Underwriters and the International Managers options, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 492,000 and 123,000 additional Common Shares, respectively, on the same terms as set forth above, to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Selling
    Shareholders will be $            , $          and $            ,
    respectively. See "Underwriting."
                            ------------------------
     The Common Shares are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Shares will be made in New York, New York on or about
          , 1996.
                            ------------------------

MERRILL LYNCH & CO.
               LEHMAN BROTHERS
                               SMITH BARNEY INC.
                                            WILLIAM BLAIR & COMPANY
                            ------------------------

                The date of this Prospectus is           , 1996.

[Graphic Description: A series of six pictures depicting various individuals performing teleservice operations.]

     IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

     IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON SHARES OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this Prospectus. Except as otherwise indicated, all information in this Prospectus (a) has been adjusted to reflect a 2-for-1 stock split in the form of a stock dividend that was completed on May 15, 1996 and (b) assumes no exercise of the Underwriters' over-allotment options. See "Underwriting."

     This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, or in the documents incorporated by reference herein, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

                                  THE COMPANY


     APAC is one of the largest and fastest growing providers of outsourced telephone-based sales, marketing and customer management services. The Company's client base is comprised of large companies with growing needs for cost-effective means of contacting and servicing current and prospective customers. The Company operates approximately 8,000 workstations in 56 telephone call centers located primarily in the Midwest. The call centers are centrally managed through the application of extensive telecommunications and computer technology to promote the consistent delivery of quality service. The Company believes its innovative approach to providing quality service distinguishes it from its competitors and has led to the Company's rapid growth rate and its retention of key clients. The Company's net revenue and net income for the first twenty-six weeks of fiscal 1996 were $113.2 million and $11.8 million, representing increases of 179% and 258%, respectively, when compared to the Company's net revenue and pro forma net income for the first twenty-six weeks of fiscal 1995.


     The Company has two primary service offerings: Outbound Sales and Marketing Solutions ("Sales Solutions") and Inbound Customer Service Solutions ("Service Solutions").

     Sales Solutions. Sales Solutions provides telephone-based sales to consumers and businesses, database analysis and management, market research, targeted marketing plan development and customer lead generation, acquisition and retention. Sales Solutions generated approximately $62.2 million of net revenue, or approximately 55% of the Company's total net revenue, in the first twenty-six weeks of fiscal 1996, an increase of 92% when compared to the first twenty-six weeks of fiscal 1995. Sales Solutions currently specializes in three industries:

          Telecommunications--APAC provides Sales Solutions services to the telecommunications industry, primarily servicing long distance, regional and wireless telecommunication companies. The Company's services include new account acquisition, direct sales of custom calling features, personalized "800" and long distance services and other customer retention services in both the business and consumer market segments. The Company's most significant relationship in this industry is with AT&T Corporation ("AT&T"), which accounted for approximately 35.4% of the Company's Sales Solutions net revenue in the first twenty-six weeks of fiscal 1996.


          Insurance--APAC is a major marketer of insurance products throughout the United States. The Company works with large consumer insurance companies and their agents, marketing products such as life, accident, health, and property and casualty insurance. The Company employs approximately 250 insurance agents licensed to sell insurance in a total of 49 states. APAC has sold approximately 4.0 million insurance policies for its clients since 1991. Significant relationships in this industry include Mass Marketing Insurance Group, J.C. Penney Life Insurance Company and American Bankers Insurance Group, which clients accounted for approximately 14.5%, 8.8% and 4.5%, respectively, of the Company's Sales Solutions net revenue in the first twenty-six weeks of fiscal 1996.


          Financial Services--APAC provides sales and marketing services to many of the largest U.S. credit card issuers. The Company's services include customer account acquisition, credit line expansion, balance consolidation, cardholder retention and sales of other banking products and services. Significant relationships in this industry include Chevy Chase Bank and Discover Card Services, which clients accounted for approximately 2.9% and 2.0%, respectively, of the Company's Sales Solutions net revenue in the first twenty-six weeks of fiscal 1996.

     Sales Solutions also offers business-to-business sales source services. These services include obtaining customer record updates, conducting customer satisfaction and preference surveys and cross-selling client products. Sales source services are designed to provide pro-active customer management with the objective of account expansion and enhanced customer retention. Sales source services accounted for approximately 3.0% of the Company's Sales Solutions net revenue in the first twenty-six weeks of fiscal 1996.

     Service Solutions. Service Solutions provides inbound customer service, direct mail response, "help" line support and catalog order processing. The target market for Service Solutions is large companies with inbound annual call volume in excess of 500,000 calls and inefficient or expensive customer service operations. Certain Service Solutions clients rely upon the Company to provide specialized telephone service representatives such as insurance agents and computer technicians, capable of responding to specific customer inquiries. Service Solutions, which became a full-scale offering in late fiscal 1993, generated approximately $51.0 million of net revenue, or approximately 45% of the Company's total net revenue, in the first twenty-six weeks of fiscal 1996, an increase of 522% when compared to the first twenty-six weeks of fiscal 1995. Significant relationships include United Parcel Service ("UPS"), Western Union and Quill Corporation, which clients accounted for approximately 75.7%, 3.4% and 3.3%, respectively, of the Company's Service Solutions net revenue in the first twenty-six weeks of fiscal 1996. As of July, 1995, the Company entered into an agreement to operate and manage four of UPS' customer service facilities on an outsourced basis until January, 2000. In August, 1996 the Company entered into a five-year agreement to receive and process customer orders for John H. Harland Corporation, a leading supplier of checks, database marketing services and loan automation software to the financial services industry. APAC believes significant opportunities to generate new business in Service Solutions exist as more companies outsource all or a portion of their telephone-based customer service functions.

BUSINESS STRATEGY

     APAC's strategy is to be the premier provider to the large and growing market for outsourced telephone-based services. The Company seeks to differentiate itself from other providers by offering customized solutions that address the specialized needs of its clients, while improving the effectiveness and reducing the cost of their marketing and customer service operations. APAC seeks to continue to expand its business by leveraging the following competitive strengths:

          Specialized Technology--The Company's technological capabilities and expertise allow APAC to serve as a "seamless extension" of each client's business while handling approximately 9.5 million inbound and outbound calls per week. The Company has developed a UNIX-based, open architecture computer system which provides APAC with the flexibility to integrate its system with the variety of systems maintained by its clients. Through such integration, APAC is able to receive calls and data directly from clients' systems, forward calls to clients' in-house telephone representatives when appropriate, and report, on a real-time basis, the status and results of the Company's services. By utilizing APAC's services, clients are able to cost-effectively access the Company's specialized technological capabilities.


          Call Center Development--The Company has developed a systematic approach to locating, equipping and staffing call centers, enabling it to have a typical call center operational in approximately 90 days. APAC locates call centers primarily in small to mid-sized communities in an effort to lower its operating costs and attract a high quality, dedicated work force. Since the beginning of fiscal 1996, APAC has opened 23 new call centers and expanded certain existing call centers adding approximately 3,700 new workstations. The Company intends to continue to add call centers and workstations as required by demand for its services.


          Human Resource Management--APAC's ability to hire, train and manage employees is critical to its ability to provide high quality service to its clients. Once hired, each new telephone representative receives on-site training lasting from three to 17 days, depending on the complexity of the sales or service offering. APAC believes that by employing a significant number of full-time personnel it is able to maintain a more stable work force and reduce the Company's recruiting and training expenditures.

GROWTH OPPORTUNITIES

     The Company has grown rapidly over the past several years by utilizing its competitive strengths to participate in the growth in its industry and the ongoing trend towards outsourcing. Industry sources estimate telephone-based direct marketing expenditures have doubled over the last ten years and were approximately $81 billion in 1995. Telephone-based contact with customers is increasing as more companies realize its benefits, which include high response rates, low cost per transaction, direct interaction with customers and on-line access to detailed customer or product information allowing immediate responses to customer inquiries. Additionally, with the proliferation of toll-free "800" and "888" numbers, the telephone is becoming a principal means of providing customer service. APAC believes that large companies increasingly will outsource these activities in order to focus internal resources on their core competencies, while improving quality, increasing productivity and reducing costs. Moreover, the Company believes that well-capitalized, experienced organizations such as APAC will benefit due to increasing demand for multi-location, high volume, technologically-advanced call center operations.


     The Company seeks to capitalize on these trends through expanding existing client relationships, adding new clients, developing new markets and promoting new services. The Company believes that the telecommunications industry will continue to provide significant opportunities for Sales Solutions as a result of on-going industry deregulation, the emergence of personal communications services ("PCS") technology and new industry participants. The Company also believes opportunities exist to provide additional Sales Solutions services to the financial services and insurance industries. Furthermore, the Company plans to continue to market its business-to-business sales source services to new and existing clients. The Company believes Service Solutions will continue to grow significantly as certain contracts come fully on-line through fiscal 1996 and fiscal 1997. APAC intends to pursue additional Service Solutions opportunities as more companies expand and outsource their telephone-based customer service functions.


                                 THE OFFERINGS

Common Shares offered by the Selling
  Shareholders(1)...................     4,100,000 shares


Common Shares to be outstanding
after the Offerings(2)..............     46,513,052 shares


Use of proceeds.....................     All proceeds from the Offerings will be
                                           received by the Selling Shareholders.

Nasdaq National Market symbol.......     APAC
------------
(1) Assumes no exercise of the over-allotment options granted by certain Selling Shareholders to the Underwriters. Of the 4,100,000 Common Shares to be sold in the Offerings, 3,280,000 Common Shares are being offered in the United States and Canada by the U.S. Underwriters and 820,000 Common Shares are being offered in a concurrent offering outside the United States and Canada by the International Managers.


(2) Does not include (a) 2,326,106 Common Shares issuable upon exercise of outstanding options, and (b) 3,479,563 Common Shares available for future grants under the Company's Stock Plans and for future issuance under the Company's Employee Stock Purchase Plan. See "Management--Employee Stock Plan and Director Stock Plan."


     The Company's principal executive office is located at One Parkway North Center, Suite 510, Deerfield, Illinois 60015 and its telephone number is (847) 945-0055.

                      SUMMARY FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                                       TWENTY-SIX WEEKS
                                                                                            ENDED
                                                FISCAL YEAR(1)                       --------------------
                             ----------------------------------------------------    JULY 2,     JUNE 30,
                              1991       1992       1993       1994        1995       1995         1996
                             -------    -------    -------    -------    --------    -------     --------
INCOME STATEMENT DATA:
  Net revenue............... $13,748    $13,529    $28,912    $46,618    $101,667    $40,642     $113,243
  Income from operations....   1,320      1,335      4,052      6,630      13,287      6,060       19,285
  Net income as
     reported(2)............   1,791      1,204      3,849      5,966       8,153      5,498       11,836
                             =======    =======    =======    =======    ========    =======     ========
PRO FORMA DATA(2)(3):
  Income before taxes as
     reported...............   1,791      1,204      3,849      5,966      12,483      5,498       19,564
  Provision for
     income taxes...........     700        360      1,500      2,070       5,000      2,153        7,728
                             -------    -------    -------    -------    --------    -------     --------
  Net income................ $ 1,091    $   844    $ 2,349    $ 3,896    $  7,483    $ 3,345     $ 11,836
                             =======    =======    =======    =======    ========    =======     ========
  Net income per share...... $  0.03    $  0.02    $  0.06    $  0.10    $   0.18    $  0.08     $   0.25
                             =======    =======    =======    =======    ========    =======     ========
  Weighted average common
     shares outstanding.....  40,086     40,086     40,086     40,086      41,624     40,086       47,869
OPERATING DATA (AT END OF
  PERIOD):
  Number of workstations....     368        480        934      1,630       4,210      2,244        7,602
  Number of call centers....       5          6         12         17          33         25           55

                                                                                AT JUNE 30, 1996
                                                                                ----------------
BALANCE SHEET DATA:
  Cash and short-term investments...............................................     $  5,714
  Working capital...............................................................       24,265
  Total assets..................................................................       92,119
  Long-term debt, less current maturities.......................................        1,380
  Shareholders' equity..........................................................       65,840

------------
(1) The Company has a 52/53 week fiscal year that ends on the Sunday closest to December 31. Fiscal 1992 is the only period presented that consisted of 53 weeks. As used in this Prospectus, the terms "fiscal 1991," "fiscal 1992," "fiscal 1993," "fiscal 1994", "fiscal 1995" and "fiscal 1996" refer to the Company's fiscal years ended December 29, 1991, January 3, 1993, January 2, 1994, January 1, 1995, December 31, 1995 and December 29, 1996,
    respectively.

(2) Prior to the Company's initial public offering of Common Shares (the "Initial Public Offering"), the Company was an S corporation and not subject to Federal (and some state) corporate income taxes. On October 16, 1995, the Company changed its tax status from an S corporation to a C corporation, recorded deferred income taxes totalling $3,780,000 and began providing for Federal and state corporate income taxes.

(3) Net income and net income per share for periods prior to October 16, 1995 presented under Pro Forma Data include a pro forma provision for income taxes determined as if the Company had been taxed as a C corporation. The provision for income taxes represents a combined Federal and state tax rate of 43%, less applicable Federal and state job creation tax credits, which resulted in effective rates ranging from 30% to 40%. See Note 2 to the Company's Financial Statements included elsewhere in this Prospectus.


     See "Recent Developments" for a discussion of the Company's financial results for each of the thirteen weeks and thirty-nine weeks ended September 29, 1996.

                                  RISK FACTORS

     In addition to the other information set forth in, or incorporated by reference into, this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the Common Shares offered hereby.

RELIANCE ON MAJOR CLIENTS AND KEY INDUSTRIES


     Because a substantial portion of the Company's revenue is generated from relatively few clients, the loss of a significant client or clients could have a materially adverse effect on the Company. The Company's ten and four largest clients collectively accounted for approximately 72.0% and 46.4%, respectively, of the Company's net revenue in fiscal 1995, and approximately 81.5% and 68.0%, respectively, of the Company's net revenue in the first twenty-six weeks of fiscal 1996. The Company's largest clients in the first twenty-six weeks of fiscal 1996 were UPS and AT&T. UPS and AT&T accounted for approximately 14.1% and 7.9%, respectively, of the Company's net revenue in fiscal 1995 and approximately 35.7% and 19.5%, respectively, of the Company's net revenue in the first twenty-six weeks of fiscal 1996. The Company's largest client in fiscal 1995 and third largest client in the first twenty-six weeks of fiscal 1996 was Mass Marketing Insurance Group, which accounted for approximately 15.6% and 8.0% of the Company's net revenue during these periods, respectively. The insurance products sold by Mass Marketing Insurance Group are currently underwritten by J.C. Penney Life Insurance Company. During fiscal 1995 and the first twenty-six weeks of fiscal 1996, J.C. Penney Life Insurance Company was the third and fourth largest client of the Company, respectively, accounting for approximately 8.8% and 4.8% of the Company's net revenue, respectively. Many of the Company's clients are concentrated in the parcel delivery, telecommunications, consumer insurance and financial services industries. A significant downturn in any of these industries or a trend in any of these industries not to use, or to reduce their use of, telephone-based sales, marketing or customer management services could have a materially adverse effect on the Company's business. The Company generally operates under contracts which may be terminated on short notice, some of which do not have minimum volume requirements. See "Business."


FACTORS AFFECTING ABILITY TO MANAGE AND SUSTAIN GROWTH

     The Company has experienced rapid growth over the past several years and anticipates continued growth to be driven primarily by industry trends towards outsourcing of telephone-based sales, marketing, and customer service operations and increased penetration by the Company of new and existing clients and markets. Future growth will depend on a number of factors, including the effective and timely initiation and development of client relationships, opening of new call centers, and recruitment, motivation and retention of qualified personnel. Sustaining growth will also require the implementation of enhanced operational and financial systems and will require additional management, operational and financial resources. There can be no assurance that the Company will be able to manage its expanding operations effectively or that it will be able to maintain or accelerate its growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

COMPETITIVE AND FRAGMENTED INDUSTRY; POTENTIAL FUTURE COMPETING TECHNOLOGIES AND TRENDS

     The industry in which the Company competes is very competitive and highly fragmented. APAC's competitors range in size from very small firms offering special applications or short term projects to large independent firms and the in-house operations of many clients and potential clients. A number of competitors have capabilities and resources equal to, or greater than, the Company's. Some of the Company's services also compete with direct mail, television, radio and other advertising media. There can be no assurance that, as the Company's industry continues to evolve, additional competitors with greater resources than the Company will not enter the industry (or particular segments of the industry) or that the Company's clients will not choose to conduct more of their telephone-based sales, marketing or customer service activities internally. See "Business--Competition."

     The development of new forms of direct sales and marketing techniques, such as interactive home shopping through television, computer networks and other media, could have an adverse effect on the demand for the Company's Sales Solutions services. In addition, the increased use of new telephone-based technologies, such as interactive voice response systems, and increased use of the Internet could reduce the demand for certain of the Company's Service Solutions offerings. Moreover, the effectiveness of marketing by telephone could also decrease as a result of consumer saturation and increased consumer resistance to this direct marketing tool. Although the Company attempts to monitor industry trends and respond accordingly, there can be no assurance that the Company will be able to anticipate and successfully respond to such trends in a timely manner. See "Business."

RELIANCE ON TECHNOLOGY

     The Company has invested significantly in sophisticated and specialized telecommunications and computer technology, and has focused on the application of this technology to provide customized solutions to meet its clients' needs. The Company anticipates that it will be necessary to continue to select, invest in and develop new and enhanced technology on a timely basis in the future in order to maintain its competitiveness. The Company's future success will also depend in part on its ability to continue to develop information technology solutions which keep pace with evolving industry standards and changing client demands. In addition, the Company's business is highly dependent on its computer and telephone equipment and software systems, and the temporary or permanent loss of such equipment or systems, through casualty or operating malfunction, could have a materially adverse effect on the Company's business. See "Business--Technology Resources."

DEPENDENCE ON KEY PERSONNEL

     The success of the Company depends in large part upon the abilities and continued service of its executive officers and other key employees. There can be no assurance that the Company will be able to retain the services of such officers and employees. The loss of key personnel could have a materially adverse effect on the Company. The Company has non-competition agreements with certain of its existing key personnel. However, courts are at times reluctant to enforce such agreements. In order to support its growth, the Company will be required to effectively recruit, develop and retain additional qualified management personnel. See "Management."

DEPENDENCE ON LABOR FORCE

     The Company's industry is very labor intensive and has experienced high personnel turnover. Many of the Company's employees receive modest hourly wages and a significant number are employed on a part-time basis. A higher turnover rate among the Company's employees would increase the Company's recruiting and training costs and decrease operating efficiencies and productivity. Some of the Company's operations, particularly insurance product sales and technology-based inbound customer service, require specially trained employees. Growth in the Company's business will require it to recruit and train qualified personnel at an accelerated rate from time to time. There can be no assurance that the Company will be able to continue to hire, train and retain a sufficient labor force of qualified employees. A significant portion of the Company's costs consists of wages to hourly workers. An increase in hourly wages, costs of employee benefits or employment taxes could materially adversely affect the Company. See "Business--Personnel and Training."

DEPENDENCE ON TELEPHONE SERVICE

     The Company's business is materially dependent on service provided by various local and long distance telephone companies. A significant increase in the cost of telephone services that is not recoverable through an increase in the price of the Company's services, or any significant interruption in telephone services, could have a materially adverse impact on the Company.

GOVERNMENT REGULATION

     The Company's business is subject to various Federal and state laws and regulations. The Company's industry has become subject to an increasing amount of Federal and state regulation in the past five years. The Federal Communications Commission's (the "FCC") rules under the Federal Telephone Consumer Protection Act of 1991 (the "TCPA") limit the hours during which telemarketers may call consumers and prohibit the use of automated telephone dialing equipment to call certain telephone numbers. The Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 (the "TCFAPA") broadly authorizes the Federal Trade Commission (the "FTC") to issue regulations prohibiting misrepresentation in telephone sales. In August, 1995, the FTC issued regulations under the TCFAPA which, among other things, require telemarketers to make certain disclosures when soliciting sales. The Company's operating procedures comply with the telephone solicitation rules of the FCC and FTC. However, there can be no assurance that additional Federal or state legislation, or changes in regulatory implementation, would not limit the activities of the Company or its clients in the future or significantly increase the cost of regulatory compliance.

     Several of the industries in which the Company's clients operate are subject to varying degrees of government regulation, particularly the insurance and financial services industries. Generally, compliance with these regulations is the responsibility of the Company's clients. However, the Company could be subject to a variety of enforcement or private actions for its failure or the failure of its clients to comply with such regulations. APAC telephone representatives who sell insurance products are required to be licensed by various state insurance commissions and participate in regular continuing education programs, thus requiring the Company to comply with the extensive regulations of these state commissions. As a result, changes in these regulations or their implementation could materially increase the Company's operating costs. See "Business--Government Regulation."

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company could experience quarterly variations in net revenue and operating income as a result of many factors, including the timing of clients' marketing campaigns and customer service programs, the timing of additional selling, general and administrative expenses to acquire and support such new business and changes in the Company's revenue mix among its various service offerings. In connection with certain contracts, the Company could incur costs in periods prior to recognizing revenue under those contracts. In addition, the Company must plan its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecast in any quarter would likely adversely affect the Company's operating results for that quarter. The effects of seasonality on APAC's business have historically been obscured by its growing net revenue. However, the Company's business tends to be slower in the first and third quarters due to client marketing programs which are typically slower in the post-holiday and summer months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL VOLATILITY OF PRICE OF COMMON SHARES

     The market price of the Common Shares has risen substantially since the Initial Public Offering in October, 1995. The Common Shares are quoted on the Nasdaq National Market, which market has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of the Common Shares without regard to the operating performance of the Company. In addition, the trading price of the Common Shares could be subject to significant fluctuations in response to actual or anticipated variations in the Company's quarterly operating results and other factors, such as the introduction of new services or technologies by the Company or its competitors, changes in other conditions or trends in the Company's industry or in the industries of any of the Company's significant clients, changes in governmental regulation, changes in securities analysts' estimates of the Company's, or its competitors' or industry's, future performance or general market conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results." General market price declines or market volatility in the future, or future declines or volatility in the prices of stocks for companies in the Company's industry or sector, could also affect the market price of the Common Shares.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


     Sales of a substantial number of Common Shares in the public market following the Offerings, or the perception that such sales could occur, could adversely affect the market price of the Common Shares. After completion of the Offerings, an aggregate of 46,513,052 Common Shares will be outstanding, of which 20,973,052 will be freely tradeable. All remaining shares may be sold under Rule 144 under the Securities Act of 1933 (the "Securities Act"), subject to the volume, manner of sale and other restrictions of Rule 144. The Company and the Selling Shareholders have, subject to certain exceptions, agreed not to, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any capital stock of the Company, or any security convertible or exchangeable into, or exercisable for, such capital stock, or, in the case of the Company, file any registration statement with respect to any of the foregoing, for a period of 180 days after the date of this Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Pursuant to an agreement between Mr. Schwartz, the trustees of certain trusts and the Company, Mr. Schwartz and the trusts are entitled to certain registration rights with respect to their Common Shares, one of which registration rights is being exercised in connection with the Offerings. If such shareholders, by exercising such remaining registration rights upon expiration of the lock-up agreement described above, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price of the Common Shares. In addition, the Company has filed a registration statement under the Securities Act registering an aggregate of 5,915,034 Common Shares reserved for issuance in connection with outstanding options, the Company's Stock Plans and the Company's Employee Stock Purchase Plan. See "Management--Employee Stock Plan and Director Stock Plan," "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."


CONTROL BY PRINCIPAL SHAREHOLDER

     Following completion of the Offerings, Mr. Schwartz, the Company's Chairman, President and Chief Executive Officer, will beneficially own approximately 42.4% of the outstanding Common Shares. As a result, Mr. Schwartz will continue to be able to exercise significant control over the outcome of substantially all matters requiring action by the Company's shareholders. Such voting concentration may have the effect of discouraging, delaying or preventing a change in control of the Company. In addition, following completion of the Offerings, two trusts will each beneficially own 5.6% of the outstanding Common Shares. See "Management" and "Principal and Selling Shareholders."

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company's Amended and Restated Articles of Incorporation (the "Amended Articles") and Amended and Restated Bylaws (the "Amended Bylaws") contain certain provisions that could discourage potential takeover attempts and make attempts by the Company's shareholders to change management more difficult. Such provisions include the requirement that the Company's shareholders follow an advance notification procedure for certain shareholder nominations of candidates for the Board of Directors and for new business to be conducted at any meeting of the shareholders. In addition, the Amended Articles allow the Board of Directors to issue up to 50 million preferred shares and to fix the rights, privileges and preferences of those shares without any further vote or action by the shareholders. The rights of the holders of Common Shares will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued by the Company in the future. While the Company has no present intention to issue preferred shares, any such issuance could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to certain anti-takeover provisions of the Illinois Business Corporation Act, which could have the effect of discouraging, delaying or preventing a change of control of the Company. See "Description of Capital Stock--Certain Charter and Bylaw Provisions" and "--Certain Statutory Provisions."

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of Common Shares in the Offerings. All such proceeds will be received by the Selling Shareholders.

               PRICE RANGE FOR COMMON SHARES AND DIVIDEND POLICY

     The Company completed the Initial Public Offering on October 10, 1995 at a price of $8.00 per share. Since the Initial Public Offering, the Company's Common Shares have been quoted on the Nasdaq National Market under the symbol "APAC." Prior to the Initial Public Offering, the Common Shares were not listed or quoted on any organized market system. The following table sets forth for the periods indicated the high and low closing sale prices of the Common Shares as reported on the Nasdaq National Market during such period.


                                                                      HIGH       LOW
                                                                      -----    -------
          Fiscal 1995:
            Fourth Quarter (from October 11, 1995).................  $16 7/8  $  9 15/16
          Fiscal 1996:
            First Quarter..........................................   35 5/8    13 7/16
            Second Quarter.........................................   42 3/4    31
            Third Quarter..........................................   57        34 3/4
            Fourth Quarter (through October 17, 1996)..............   56 1/2    49 1/2



     On October 17, 1996, the last reported sale price of the Common Shares reported on the Nasdaq National Market was $52 3/8 per share. As of October 11, 1996, there were 106 holders of record of the Common Shares.



     The Company currently intends to retain future earnings to finance its growth and development and therefore does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's Credit Facility restricts the payment of cash dividends by the Company. Payment of any future dividends will depend upon the future earnings and capital requirements of the Company and other factors which the Board of Directors considers appropriate. The Company has previously made shareholder distributions related to its S corporation status. See Notes 2 and 11 to the Company's Financial Statements included elsewhere in this Prospectus.

                                 CAPITALIZATION


     The following table sets forth the current maturities of long-term debt and capitalization of the Company at June 30, 1996. This table should be read in conjunction with the Company's Financial Statements and notes thereto included elsewhere in this Prospectus.


                                                                                  JUNE 30, 1996
                                                                                  --------------
                                                                                  (IN THOUSANDS)
Current maturities of long-term debt...........................................      $    393
                                                                                      =======
Long-term debt, less current maturities........................................      $  1,380
Shareholders' equity:
  Preferred shares, $0.01 par value per share, 50,000,000 shares authorized,
     none issued and outstanding...............................................            --
  Common Shares, $0.01 par value per share, 200,000,000 shares authorized;
     46,276,708 shares issued and outstanding(1)...............................           463
  Additional paid-in capital...................................................        50,368
  Retained earnings............................................................        15,009
                                                                                      -------
     Total shareholders' equity................................................        65,840
                                                                                      -------
     Total capitalization......................................................      $ 67,220
                                                                                      =======

------------
(1) Does not include 2,447,337 Common Shares issuable upon exercise of outstanding options. See "Management--Employee Stock Plan and Director Stock Plan."

                     SELECTED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

     The following selected financial and operating data should be read in conjunction with the Financial Statements of the Company and notes thereto included elsewhere in this Prospectus. The income statement and balance sheet data for and as of the end of each of the fiscal years in the five-year period ended December 31, 1995, are derived from the audited Financial Statements of the Company. The income statement and balance sheet data for and as of the end of each of the twenty-six week periods ended July 2, 1995 and June 30, 1996 have been derived from the unaudited Financial Statements of the Company and in the opinion of management include all adjustments (consisting of normal and recurring adjustments) which are necessary to present fairly the results of operation and financial position of the Company for the periods and at the dates presented. The selected financial and operating data for the twenty-six weeks ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year.

                                                                                                TWENTY-SIX WEEKS
                                                                                                     ENDED
                                                             FISCAL YEAR(1)                    ------------------
                                            ------------------------------------------------   JULY 2,   JUNE 30,
                                             1991      1992      1993      1994       1995      1995       1996
                                            -------   -------   -------   -------   --------   -------   --------
INCOME STATEMENT DATA:
  Net revenue.............................  $13,748   $13,529   $28,912   $46,618   $101,667   $40,642   $113,243
  Cost of services........................   10,256     9,662    19,790    30,666     71,982    27,190     80,174
  Selling, general and administrative
    expenses..............................    2,172     2,532     5,070     9,322     16,398     7,392     13,784
                                            -------   -------   -------   -------   --------   -------   --------
  Total operating expenses................   12,428    12,194    24,860    39,988     88,380    34,582     93,958
                                            -------   -------   -------   -------   --------   -------   --------
  Income from operations..................    1,320     1,335     4,052     6,630     13,287     6,060     19,285
  Other income(2).........................      675        --        --        --         --        --         --
  Interest income (expense), net..........     (204)     (131)     (203)     (664)      (804)     (562)       279
  Provision for income taxes(3)...........       --        --        --        --      4,330        --      7,728
                                            -------   -------   -------   -------   --------   -------   --------
  Net income as reported(3)...............    1,791     1,204     3,849     5,966      8,153     5,498     11,836
                                            =======   =======   =======   =======   ========   =======   ========
PRO FORMA DATA(3)(4):
  Income before taxes as reported.........    1,791     1,204     3,849     5,966     12,483     5,498     19,564
  Provision for income taxes..............      700       360     1,500     2,070      5,000     2,153      7,728
                                            -------   -------   -------   -------   --------   -------   --------
  Net income..............................  $ 1,091   $   844   $ 2,349   $ 3,896   $  7,483   $ 3,345   $ 11,836
                                            =======   =======   =======   =======   ========   =======   ========
  Net income per share....................  $  0.03   $  0.02   $  0.06   $  0.10   $   0.18   $  0.08   $   0.25
                                            =======   =======   =======   =======   ========   =======   ========
  Weighted average common shares
    outstanding...........................   40,086    40,086    40,086    40,086     41,624    40,086     47,869
SELECTED OPERATING DATA (AT END OF
  PERIOD):
  Number of workstations..................      368       480       934     1,630      4,210     2,244      7,602
  Number of call centers..................        5         6        12        17         33        25         55

                                                               FISCAL YEAR (END OF PERIOD)
                                                    -------------------------------------------------    JUNE 30,
                                                     1991      1992      1993       1994       1995        1996
                                                    ------    ------    -------    -------    -------    --------
BALANCE SHEET DATA:
  Cash and short-term investments................   $  270    $  699    $    58    $     1    $30,186    $  5,714
  Working capital................................      594     1,064        454      2,877     33,045      24,265
  Total assets...................................    4,374     6,026     11,501     21,181     74,332      92,119
  Long-term debt, less current maturities........      691     1,094      3,073      8,218      1,474       1,380
  Shareholders' equity...........................    2,294     2,745      4,183      5,722     52,707      65,840

------------
(1) The Company has a 52/53 week fiscal year that ends on the Sunday closest to December 31. Fiscal 1992 is the only period presented that consisted of 53 weeks.

(2) Other income recorded in fiscal 1991 represents the settlement of a dispute over services performed in fiscal 1990.

(3) Prior to the Initial Public Offering, the Company was an S corporation and not subject to Federal (and some state) corporate income taxes. On October 16, 1995, the Company changed its tax status from an S corporation to a C corporation, recorded deferred taxes totalling $3,780,000 and began providing for Federal and state corporate income taxes.

(4) Net income and net income per share for periods prior to October 16, 1995 presented under Pro Forma Data include a pro forma provision for income taxes determined as if the Company had been taxed as a C corporation. The provision for income taxes represents a combined Federal and state tax rate of 43%, less applicable Federal and state job creation tax credits, which resulted in effective rates ranging from 30% to 40%. See Note 2 to the Company's Financial Statements included elsewhere in this Prospectus.

                              RECENT DEVELOPMENTS



     On October 17, 1996, the Company announced record revenue of $75.4 million for the thirteen weeks ended September 29, 1996, an increase of 213% from $24.1 million in the same period in fiscal 1995. Net income increased 514% to $8.6 million for the third quarter of fiscal 1996 compared to $1.4 million on a pro forma basis for the third quarter of fiscal 1995. Earnings per share in the third quarter of fiscal 1996 increased 500% to $0.18 from $0.03 in the third quarter of fiscal 1995.



     For the thirty-nine weeks ended September 29, 1996, the Company reported record revenue of $188.6 million, an increase of 191% from the prior year's revenue of $64.8 million for the same period. Net income for the first three quarters of fiscal 1996 was $20.5 million, compared to $4.7 million for the same period in fiscal 1995, a 336% increase. Earnings per share for the three quarters ended September 29, 1996 was $0.43, an increase of 258% from $0.12 for the same period in fiscal 1995.



     The following table sets forth certain summary information regarding the Company's results of operations for each of the thirteen weeks and thirty-nine weeks ended September 29, 1996 and October 1, 1995. The summary information is unaudited, and in the opinion of management includes all adjustments (consisting of normal and recurring adjustments) which are necessary to present fairly the Company's results of operations. The operating results for each of the thirteen weeks and thirty-nine weeks ended September 29, 1996 are not necessarily indicative of results to be expected for the full year.



                                                     THIRTY-NINE WEEKS ENDED         THIRTEEN WEEKS ENDED
                                                   ---------------------------    ---------------------------
                                                   SEPTEMBER 29,    OCTOBER 1,    SEPTEMBER 29,    OCTOBER 1,
                                                       1996            1995           1996            1995
                                                   -------------    ----------    -------------    ----------
                                                           (UNAUDITED)                    (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenue.....................................     $ 188,604       $ 64,785        $75,361        $ 24,143
Income from operations..........................        33,295          8,557         14,010           2,497
                                                      --------        -------        -------         -------
Income before income taxes......................        33,535          7,729         13,971           2,231
Provision for income taxes(1)...................        13,079          3,030          5,351             877
                                                      --------        -------        -------         -------
Net income(1)...................................     $  20,456       $  4,699        $ 8,620        $  1,354
                                                      ========        =======        =======         =======
Net income per share(1).........................     $    0.43       $   0.12        $  0.18        $   0.03
                                                      ========        =======        =======         =======
Weighted average Common Shares outstanding......        47,815         40,086         48,116          40,086
                                                      ========        =======        =======         =======


------------

(1) Income taxes, net income and net income per share for the thirty-nine weeks and thirteen weeks ended October 1, 1995, are presented on a pro forma basis and assume that the Company was subject to Federal and state income taxes for the periods presented.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the Company's historical results of operations and of its liquidity and capital resources should be read in conjunction with the Selected Financial and Operating Data and the Financial Statements of the Company and related notes thereto appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS


     APAC's business has grown significantly, resulting in increases in net revenue, income from operations and pro forma net income during each of the last two fiscal years and the first twenty-six weeks of fiscal 1996. The increase in net revenue from $28.9 million in fiscal 1993 to $101.7 million in fiscal 1995 and to $113.2 million in the first twenty-six weeks of fiscal 1996 was largely driven by an increase in call volume from existing Sales Solutions and Service Solutions clients and the addition of new clients. Income from operations increased from $4.1 million in fiscal 1993 to $13.3 million in fiscal 1995 and to $19.3 million in the first twenty-six weeks of fiscal 1996. This increase was the result of net revenue growth and the reduction of selling, general and administrative expenses as a percentage of net revenue. Net income, which for periods prior to October 16, 1995 (the date of the Initial Public Offering) includes a pro forma provision for income taxes as if the Company had been treated as a C corporation, increased from $2.3 million in fiscal 1993 to $7.5 million in fiscal 1995 and to $11.8 million in the first twenty-six weeks of fiscal 1996.


     The following table sets forth income statement and other data as a percentage of net revenue from services provided by the Company for the periods indicated.

                                                                                      TWENTY-SIX
                                                                                     WEEKS ENDED
                                                           FISCAL YEAR           --------------------
                                                    -------------------------    JULY 2,     JUNE 30,
                                                    1993      1994      1995      1995         1996
                                                    -----     -----     -----    -------     --------
Net revenue
  Sales Solutions................................    97.5%     86.3%     71.5%     79.8%        54.9%
  Service Solutions..............................     2.5      13.7      28.5      20.2         45.1
                                                    -----     -----     -----     -----        -----
     Total net revenue...........................   100.0     100.0     100.0     100.0        100.0
Cost of services.................................    68.4      65.8      70.8      66.9         70.8
Selling, general and administrative expenses.....    17.6      20.0      16.1      18.2         12.2
                                                    -----     -----     -----     -----        -----
Income from operations...........................    14.0      14.2      13.1      14.9         17.0
Interest income (expense), net...................    (0.7)     (1.4)     (0.8)     (1.4)         0.3
                                                    -----     -----     -----     -----        -----
Net income before taxes..........................    13.3      12.8      12.3      13.5         17.3
Provision for income taxes(1)....................     5.2       4.4       4.9       5.3          6.8
                                                    -----     -----     -----     -----        -----
       Net income(1).............................     8.1%      8.4%      7.4%      8.2%        10.5%
                                                    =====     =====     =====     =====        =====

------------

(1) Prior to the Initial Public Offering, the Company was an S corporation and not subject to Federal (and some state) corporate income taxes. The income statement data for all periods prior to the twenty-six weeks ended June 30, 1996 reflects a pro forma provision for income taxes as if the Company were subject to Federal and state corporate income taxes during such periods. The provision for income taxes for periods prior to October 16, 1995 reflected above includes a pro forma provision for income taxes determined as if the Company had been taxed as a C corporation. The provision for income taxes represents an effective combined Federal and state tax rate of 43%, net of applicable Federal and state job creation tax credits, which resulted in effective rates ranging from 34% to 40%. See Note 2 to the Company's Financial Statements included elsewhere in this Prospectus.


TWENTY-SIX WEEKS ENDED JUNE 30, 1996 COMPARED TO TWENTY-SIX WEEKS ENDED JULY 2, 1995

     Net Revenue. Net revenue increased to $113.2 million in the twenty-six weeks ended June 30, 1996 from $40.6 million in the twenty-six weeks ended July 2, 1995, an increase of $72.6 million, or 179%. Sales Solutions net revenue increased to $62.2 million in the 1996 period from $32.4 million in the 1995 period, an increase of $29.8 million, or 92%, as a result of higher Sales Solutions call volume from existing clients and the addition of new clients from within the telecommunications industry. Service Solutions net revenue increased to $51.0 million in the 1996 period from $8.2 million in the 1995 period, an increase of $42.8 million, or 522% primarily as a result of the commencement of services under the Company's agreement with UPS in the fourth quarter of fiscal 1995 and the first quarter of 1996. As a result of this growth, Service Solutions represented 45.1% of the Company's total net revenue in the 1996 period, as compared to 20.2% in the 1995 period.

     Cost of Services. Cost of services increased to $80.2 million in the twenty-six weeks ended June 30, 1996 from $27.2 million in the twenty-six weeks ended July 2, 1995, an increase of $53.0 million, or 195%. As a percentage of net revenue, cost of services increased to 70.8% in the 1996 period from 66.9% in the 1995 period. The increase reflects additional business with UPS which has a lower gross margin compared to the Company's other service offerings. Recruiting, training and facility costs incurred in advance of full-scale operations on the start up of twenty-one new Sales Solutions call centers during the first half of fiscal 1996 also contributed to the higher service costs.

     Selling, General & Administrative. Selling, general and administrative expenses increased to $13.8 million in the twenty-six weeks ended June 30, 1996 from $7.4 million in the twenty-six weeks ended July 2, 1995, an increase of $6.4 million, or 86%. Approximately seventy-five percent of the increase was due to investments in systems and management to support the Company's increased revenue base, with the balance due primarily to expenses associated with the new UPS business. As a percentage of net revenue, selling general and administrative expenses decreased to 12.2% in the 1996 period from 18.2% in the 1995 period, primarily as a result of economies of scale associated with spreading fixed and semi-variable costs over a larger revenue base.

     Interest Income (Expense). The Company generated $0.3 million in net interest income in the twenty-six weeks ended June 30, 1996 compared to $0.6 million of net interest expense in the twenty-six weeks ended July 2, 1995. This change resulted from income earned on short-term investments in fiscal 1996 and the reduction of average outstanding borrowings as a result of debt retired in fiscal 1995 with cash raised from the Initial Public Offering.

     Net Income. Net income increased to $11.8 million for the twenty-six weeks ended June 30, 1996 compared to net income of $3.3 million for the twenty-six weeks ended July 2, 1995, an increase of $8.5 million, or 258%. The $7.7 million provision for income taxes recognized in the 1996 period is based upon the Company's effective tax rate of 39.5% in fiscal 1996. Net income for the 1995 period includes a pro forma provision for Federal and state income taxes at an effective rate of 39.2%. The effective tax rate reflects Federal taxes at the statutory rate of 35% plus state taxes, net of Federal benefit and state job creation credits.

FISCAL YEAR ENDED DECEMBER 31, 1995 COMPARED TO FISCAL YEAR ENDED JANUARY 1,
1995

     Net Revenue. Net revenue increased to $101.7 million in fiscal 1995 from $46.6 million in fiscal 1994, an increase of $55.1 million, or 118%. Sales Solutions net revenue increased to $72.7 million in fiscal 1995 from $40.2 million in fiscal 1994, an increase of $32.5 million, or 81%, primarily as a result of increased call volume from existing clients and the addition of new clients, principally in the telecommunications industry. Service Solutions net revenue increased to $29.0 million in fiscal 1995 from $6.4 million in fiscal 1994, an increase of $22.6 million, or 353%, the result of both new client relationships and expansion of call volumes with existing clients. As a result of this growth, Service Solutions represented 28.5% of the Company's total net revenue in fiscal 1995, as compared to 13.7% in fiscal 1994.

     Cost of Services. Cost of services increased to $72.0 million in fiscal 1995 from $30.7 million in fiscal 1994, an increase of $41.3 million, or 135%. As a percentage of net revenue, cost of services increased to 70.8% in fiscal 1995 from 65.8% in fiscal 1994. This increase was primarily the result of costs incurred prior to the commencement of full-scale operations under the Company's new agreement with UPS.

     Selling, General & Administrative. Selling, general and administrative expenses increased to $16.4 million in fiscal 1995 from $9.3 million in fiscal 1994, an increase of $7.1 million, or 76%. The increase was principally the result of additional administrative personnel and related corporate expenses associated with the Company's growth. However, as a percentage of net revenue, selling, general and administrative expenses decreased to 16.1% in fiscal 1995 from 20.0% in fiscal 1994, primarily as a result of the spreading of certain fixed costs over a larger revenue base.

     Interest expense. Net interest expense increased to $0.8 million in fiscal 1995 from $0.7 million in fiscal 1994. This increase reflects higher average outstanding borrowings during the first half of fiscal 1995, which were used to finance working capital needs, to open new facilities and to purchase new equipment. As a percent of net revenue, interest expense decreased to 0.8% in fiscal 1995 from 1.4% in fiscal 1994, primarily as a result of the repayment of all amounts outstanding under the Company's then existing credit facilities and certain bank installment notes from the proceeds of the Initial Public Offering.

     Net Income. Net income increased to $7.5 million in fiscal 1995 from $3.9 million in fiscal 1994, an increase of $3.6 million, or 92%. Net income includes a pro forma provision for Federal and state income taxes at an effective rate of 40.1% and 34.7%, respectively. These rates reflect the combined Federal and state income tax rate of 43% as if the Company had been treated as a C corporation, less applicable Federal and state job creation tax credits.

FISCAL YEAR ENDED JANUARY 1, 1995 COMPARED TO FISCAL YEAR ENDED JANUARY 2, 1994

     Net Revenue. Net revenue increased to $46.6 million in fiscal 1994 from $28.9 million in fiscal 1993, an increase of $17.7 million, or 61%. Sales Solutions net revenue increased to $40.2 million in fiscal 1994 from $28.2 million in fiscal 1993, an increase of $12.0 million, or 43%, primarily as a result of increased calling volume from existing clients and the addition of new clients, principally in the financial services industry. Service Solutions net revenue increased to $6.4 million in fiscal 1994 from $0.7 million in fiscal 1993, an increase of $5.7 million, or 814%, due to the full-scale introduction of Service Solutions in late 1993.

     Cost of Services. Cost of services increased to $30.7 million in fiscal 1994 from $19.8 million in fiscal 1993, an increase of $10.9 million, or 55%. As a percentage of net revenue, cost of services decreased to 65.8% in fiscal 1994 from 68.4% in fiscal 1993. This decrease was primarily the result of an increase in billable hours as a percentage of total telephone representative hours.

     Selling, General & Administrative. Selling, general and administrative expenses increased to $9.3 million in fiscal 1994 from $5.1 million in fiscal 1993, an increase of $4.2 million, or 82%. The increase was principally the result of additional administrative personnel and related corporate expenses associated with the Company's growth and the full-scale introduction of Service Solutions. As a percentage of net revenue, selling, general and administrative expenses increased to 20.0% in fiscal 1994 from 17.6% in fiscal 1993.

     Interest Expense. Interest expense increased to $0.7 million in fiscal 1994 from $0.2 million in fiscal 1993. This increase reflects higher average outstanding borrowings which were used to finance working capital needs, to open new facilities and to purchase related equipment. The rate paid on these borrowings averaged 8.4% and 8.0% during fiscal 1994 and fiscal 1993, respectively.

     Net Income. Net income increased to $3.9 million in fiscal 1994 from $2.3 million in fiscal 1993, an increase of $1.6 million, or 70%. Net income includes a pro forma provision for Federal and state income taxes at effective rates of 34.7% and 39.0% for fiscal 1994 and fiscal 1993, respectively. These rates reflect the combined Federal and state income tax rate of 43% as if the Company had been treated as a C corporation, less applicable Federal and state job creation tax credits.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of liquidity have historically been cash flow from operating activities and available borrowing capacity under credit facilities. In fiscal 1995, the Company obtained additional liquidity from the net proceeds of the Initial Public Offering. At June 30, 1996, the Company had cash and short-term investments totalling $5.7 million.

     The following table sets forth certain information from the Company's statement of cash flows for the periods indicated.

                                                                                       TWENTY-SIX
                                                                                      WEEKS ENDED
                                                                                   ------------------
                                                          FISCAL YEAR                          JUNE
                                                 ------------------------------    JULY 2,      30,
                                                  1993       1994        1995       1995       1996
                                                 -------    -------    --------    -------    -------
                                                         (IN THOUSANDS)
Net cash provided (used) by operating
  activities..................................   $ 4,260    $ 2,871    $ 15,200    $ 6,154    $(2,023)
Net cash used by investing activities.........    (2,314)    (6,526)    (42,626)    (9,552)    (4,874)
Net cash provided (used) by financing
  activities..................................    (2,588)     3,599      31,610      3,442      2,726

     From the beginning of fiscal 1993 through June 30, 1996, the Company generated $20.3 million in cash from operating activities. During this period, $42.0 million of cash was generated from net income plus depreciation and amortization, which was reduced by $21.7 million of cash used for working capital (excluding cash and current maturities of long-term debt). The additional working capital was principally related to the increase in accounts receivable resulting from the increase in net revenue over the same period. The net cash used by operating activities for the twenty-six weeks ended June 30, 1996 was primarily due to an increase in accounts receivable generated through larger sales volumes.

     Historically, cash used in investing activities has been expended for equipment and other capital to support expansion of the Company's call center operations, including additions to the Company's data management systems, telephone systems and management information systems. From the beginning of fiscal 1993 through June 30, 1996, APAC has opened 49 new call centers and expanded certain existing call centers adding approximately 7,100 workstations. Capital expenditures during this period of $50.6 million were funded with excess cash from operations, borrowings and proceeds from the Initial Public Offering.

     Financing activities have included distributions to shareholders, borrowing activity under the Company's equipment and revolving credit facilities, the sale of Common Shares through the Initial Public Offering and the exercise of outstanding stock options. Cash distributions to shareholders from the beginning of fiscal 1993 through June 30, 1996 of $16.2 million represented dividends to cover shareholder taxes related to the Company's S corporation status and the payment of the Company's previously undistributed S corporation taxable income.

     In June, 1996, APAC entered into new unsecured credit facilities with a group of three banks. These facilities consist of a $20 million committed revolving credit facility (the "Revolving Facility") and a $20 million revolving credit facility which may be converted into a term loan (the "Convertible Revolving Facility" and together with the Revolving Facility, the "Credit Facility"). The Credit Facility is available for general working capital purposes. The Credit Facility contains certain covenants, including financial covenants and restrictions on the Company's ability to pay dividends on the Common Shares. As of September 29, 1996, no amounts were outstanding under the Credit Facility.

     Advances under the Credit Facilities bear interest at optional borrowing rates based on the agent bank's domestic rate or LIBOR. A basis point spread (ranging from 0% to 1 3/4%) is determined by the maintenance of certain levels of the Company's ratio of total liabilities to its book net worth. The Revolving Facility terminates on May 31, 1999, with two one-year options to extend subject to lender acceptance. The Convertible Revolving Facility terminates on May 31, 2000. If the Convertible Revolving Facility is converted to a Term Loan, the Term Loan matures in quarterly installments beginning on the last day of the calendar quarter during which the Term Loan was made and continuing until the earlier of the third anniversary date of the relevant commencement date or May 31, 2001.

     During fiscal 1993, 1994 and 1995, APAC purchased approximately 66,000 square feet of office space in a 12 story building in downtown Cedar Rapids, Iowa. The purchases were financed substantially through the assumption of Industrial Revenue Bonds and the issuance of certain bank installment notes (the "Notes") secured by the building. The Industrial Revenue Bonds mature in varying installments through 2008, bearing interest adjustable semi-annually to 71% of the average yield of U.S. Treasury bonds with a floor of 7.0%. As of June 30, 1996, the Industrial Revenue Bonds had an outstanding balance of $1.4 million. The Notes were repaid with a portion of the net proceeds of the Initial Public Offering.


     During the periods prior to fiscal 1994, the Company financed certain equipment purchases through capital leases with various lending institutions secured by the related equipment. These obligations are payable in varying installments through fiscal 1998 with a weighted average interest rate of 8.5%. Outstanding obligations under these capital leases as of June 30, 1996, totaled $0.3 million. See "Business--Facilities" for a description of the Company's real property leases.


     The Company intends to use funds generated from operations and available credit under its Credit Facility to finance its planned capital expenditure requirements of approximately $27.5 million for the remainder of fiscal 1996.

INFLATION

     Inflation has not had a material impact upon operating results, and the Company does not expect it to have such an impact in the future. To date, in those instances where the Company has experienced cost increases, it has been able to increase its rates to offset the costs. There can be no assurance, however, that the Company's business will not be so affected by inflation or that it can continue to increase its rates and remain competitive.

QUARTERLY RESULTS

     The Company could experience quarterly variations in net revenue and operating income as a result of many factors, including the timing of clients' marketing campaigns and customer service programs, the timing of additional selling, general and administrative expenses to acquire and support such new business and changes in the Company's revenue mix among its various service offerings. In connection with certain contracts, the Company could incur costs in periods prior to recognizing revenue under those contracts. In addition, the Company must plan its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecast in any quarter would likely adversely affect the Company's operating results for that quarter. While the effects of seasonality on APAC's business have historically been obscured by its growing net revenue, the Company's business tends to be slower in the first and third quarters of its fiscal year due to client marketing programs which are typically slower in the post-holiday and summer months.

                                    BUSINESS
GENERAL


     APAC is one of the largest and fastest growing providers of outsourced telephone-based sales, marketing and customer management services. The Company's client base is comprised of large companies with growing needs for cost-effective means of contacting and servicing current and prospective customers. The Company operates approximately 8,000 workstations in 56 telephone call centers located primarily in the Midwest. The call centers are centrally managed through the application of extensive telecommunications and computer technology to promote the consistent delivery of quality service. The Company believes its innovative approach to providing quality service distinguishes it from its competitors and has led to the Company's rapid growth rate and its retention of key clients. The Company's net revenue and net income for the first twenty-six weeks of fiscal 1996 were $113.2 million and $11.8 million, representing increases of 179% and 258%, respectively, compared to the Company's net revenue and pro forma net income for the first twenty-six weeks of fiscal 1995.


BUSINESS STRATEGY

     APAC's strategy is to be the premier provider to the large and growing market for outsourced telephone-based services. The Company seeks to differentiate itself from other providers by offering customized solutions that address the specialized needs of its clients, while improving the effectiveness and reducing the cost of their marketing and customer service operations. APAC seeks to continue to expand its business by leveraging the following competitive strengths:

          Specialized Technology--The Company's technological capabilities and expertise allow APAC to serve as a "seamless extension" of each client's business. The Company has developed a UNIX-based, open architecture computer system which provides APAC with the flexibility to integrate its system with the variety of systems maintained by its clients. Through such integration, APAC is able to receive calls and data directly from clients' systems, forward calls to clients' in-house telephone representatives when appropriate, and report, on a real-time basis, the status and results of the Company's services. In addition, the Company utilizes relational database management systems, automated call distributors, computer-telephone integration, interactive voice response, fax-on-demand, predictive dialer and universal (combined inbound and outbound) workstation technologies that are integrated into a centrally managed wide-area network. These technologies combine to manage the flow of approximately 9.5 million inbound and outbound calls per week; pass appropriate script and database information to telephone representatives; and capture, transmit and report data collected during each call. By utilizing APAC's services, clients are able to cost-effectively access the Company's specialized technological capabilities.


          Call Center Development--The Company has developed a systematic approach to locating, equipping and staffing call centers. APAC locates call centers primarily in small to mid-sized communities in an effort to lower its operating costs and attract a high quality, dedicated work force. In addition, the geographic proximity of these call centers allows the Company to centrally manage and expand its call center system. APAC's ability to have a typical call center fully operational in approximately 90 days enables the Company to provide a rapid response to a client's needs. Since the beginning of fiscal 1996, APAC has opened 23 new call centers and expanded certain existing call centers adding approximately 3,700 new workstations. The Company intends to continue to add call centers and workstations as required by demand for its services.


          Human Resource Management--APAC's ability to hire, train and manage employees is critical to its ability to provide high quality service to its clients. Once hired, each new telephone representative receives on-site training lasting from three to 17 days, depending on the complexity of the sales or service offering. APAC believes that by employing a significant number of full-time personnel it is able to maintain a more stable work force and reduce the Company's recruiting and training expenditures. Employee performance is continuously monitored through on-site supervision, remote and on-site call monitoring and on-line performance tracking. In addition, the Company has developed a three-month management training program designed to provide a timely source of well-trained managers.

INDUSTRY OVERVIEW

     The telephone-based marketing and customer service industry is comprised of a large number of captive and independent organizations. The industry is highly fragmented and many organizations in the industry provide only a limited number of services. Industry sources estimate that telephone-based direct marketing expenditures have doubled over the last ten years and were approximately $81 billion in 1995. Until the mid-1980's, telephone-based services were primarily performed in single center, low technology environments. With the aid of significant developments in computer and telephone technologies, independent full-service organizations have emerged and grown by developing multi-location, high volume telephone operations. Many large companies are outsourcing their telephone-based marketing and customer service activities in order to access the experience and specialized capabilities of large-scale, technologically-sophisticated service providers such as APAC. Utilizing such providers enables these companies to concentrate on their core businesses and improve the quality and cost-effectiveness of their telephone-based customer contact functions. APAC believes that the economics of outsourcing telephone-based services are compelling and will lead to an acceleration of the outsourcing trend in the industry.

GROWTH OPPORTUNITIES

     The Company has grown rapidly over the past several years by utilizing its competitive strengths to participate in the growth in its industry and the ongoing trend towards outsourcing. Telephone-based contact with customers is increasing as more companies realize its benefits, which include high response rates, low cost per transaction, direct interaction with customers and on-line access to detailed customer or product information allowing immediate responses to customer inquiries. Additionally, with the proliferation of toll-free "800" and "888" numbers, the telephone is becoming a principal means of providing customer service. APAC believes that large companies increasingly will outsource these activities in order to focus internal resources on their core competencies, while improving quality, increasing productivity and reducing costs. Moreover, the Company believes that well-capitalized, experienced organizations such as APAC will benefit due to increasing demand for multi-location, high volume, technologically advanced call center operations.

     The Company seeks to capitalize on these trends through expanding existing client relationships, adding new clients, developing new markets and promoting new services. The Company believes that the telecommunications industry will continue to provide significant opportunities for Sales Solutions as a result of on-going industry deregulation, the emergence of PCS technology and new industry participants. The Company also believes opportunities exist to provide additional Sales Solutions services to the financial services and insurance industries. Furthermore, the Company plans to continue to market its business-to-business sales source services to new and existing clients. The Company believes Service Solutions will continue to grow significantly as certain contracts come fully on-line through fiscal 1996 and fiscal 1997. APAC intends to pursue additional Service Solutions opportunities as more companies expand and outsource their telephone-based customer service functions.

SALES SOLUTIONS

     Services. Sales Solutions provides telephone-based sales to consumers and businesses, database analysis and management, market research, targeted marketing plan development and customer lead generation, acquisition and retention. Sales Solutions generated approximately $62.2 million of net revenue, or approximately 55% of the Company's total net revenue, in the first twenty-six weeks of fiscal 1996, an increase of 92% when compared to the first twenty-six weeks of fiscal 1995.

     Sales Solutions activities typically begin when APAC calls a consumer or business customer targeted by one of its clients to offer the client's products or services. Customer information, which APAC typically receives electronically from its clients, is selected to match the demographic profile of the targeted customer for the product or service being offered. APAC's data management system sorts the customer information and assigns the information to one of its Sales Solutions call centers. Computerized call management systems utilizing predictive dialers automatically dial the telephone numbers, determine if a live connection is made and present connected calls to a telephone sales representative who has been trained for the client's program.

When a call is presented, the customer's name, other information about the customer and the program script simultaneously appear on the telephone sales representative's computer screen. The telephone sales representative then uses the script to solicit an order for the client's product or service or to request information which will be added to the client's database. APAC's advanced systems permit on-line monitoring of marketing campaigns allowing its clients to refine programs while in progress.

     Clients. APAC targets those companies with large customer bases and the greatest potential to generate recurring revenues because of their ongoing telephone-based direct sales and marketing needs. Sales Solutions currently specializes in three industries:


          Telecommunications--APAC provides Sales Solutions services to the telecommunications industry, primarily servicing long distance, regional and wireless telecommunication companies. The Company's services include new account acquisition, direct sales of custom calling features, personalized "800" and long distance services and other customer retention services in both the business and consumer market segments. The Company's most significant relationship in this industry is with AT&T, which accounted for approximately 35.4% of the Company's Sales Solutions net revenue in the first twenty-six weeks of fiscal 1996. Sales Solutions net revenue from telecommunications industry clients represented approximately 2.3%, 12.9% and 41.6% of the Company's total Sales Solutions net revenue in fiscal years 1994 and 1995 and the first twenty-six weeks of fiscal 1996, respectively.



          Insurance--APAC is a major marketer of insurance products throughout the United States. The Company works with large consumer insurance companies and their agents, marketing products such as life, accident, health, and property and casualty insurance. The Company employs approximately 250 insurance agents licensed to sell insurance in a total of 49 states. APAC has sold approximately 4.0 million insurance policies for its clients since 1991. Significant relationships in this industry include Mass Marketing Insurance Group, J.C. Penney Life Insurance Company and American Bankers Insurance Group, which clients accounted for approximately 14.5%, 8.8% and 4.5%, respectively, of the Company's Sales Solutions net revenue in the first twenty-six weeks of fiscal 1996. Sales Solutions net revenue from insurance industry clients represented approximately 52.0%, 52.0% and 33.9% of the Company's total Sales Solutions net revenue in fiscal years 1994 and 1995 and the first twenty-six weeks of fiscal 1996, respectively.


          Financial Services--APAC provides sales and marketing services to many of the largest U.S. credit card issuers. The Company's services include customer account acquisition, credit line expansion, balance consolidation, cardholder retention and sales of other banking products and services. Significant relationships in this industry include Chevy Chase Bank and Discover Card Services, which clients accounted for approximately 2.9% and 2.0%, respectively, of the Company's Sales Solutions net revenue in the first twenty-six weeks of fiscal 1996. Sales Solutions net revenue from financial service industry clients represented approximately 40.7%, 28.4% and 21.5% of the Company's total Sales Solutions net revenue in fiscal years 1994 and 1995 and the first twenty-six weeks of fiscal 1996, respectively.


     Sales Solutions provided services to 36 clients in the first twenty-six weeks of fiscal 1996. Sales Solutions generally operates under contracts which may be terminated or modified on short notice. However, the Company tends to establish long-term relationships with its clients and approximately 43% of Sales Solutions net revenue in the first twenty-six weeks of fiscal 1996 was generated from companies which have been clients of the Company since at least 1993. The Company is generally paid a fixed fee for each hour that it provides a telephone sales representative under its Sales Solutions contracts. Except for Mass Marketing Insurance Group in fiscal 1995 and AT&T in the first twenty-six weeks of fiscal 1996, no Sales Solutions client of the Company accounted for more than ten percent of the Company's total net revenue in fiscal 1994, fiscal 1995 or the first twenty-six weeks of fiscal 1996. See "Risk Factors--Reliance on Major Clients and Key Industries."



     Sales Solutions also offers business-to-business sales source services. These services include obtaining customer record updates, conducting customer satisfaction and preference surveys and cross-selling client products. Sales source services are designed to provide pro-active customer management with the objective of account expansion and enhanced customer retention. Sales source services accounted for approximately 3.0% of the Company's Sales Solutions net revenue in the first twenty-six weeks of fiscal 1996.

SERVICE SOLUTIONS

     Services. Service Solutions provides inbound customer service, direct mail response, "help" line support and catalog order processing. Certain Service Solutions clients rely upon the Company to provide specialized telephone service representatives such as insurance agents and computer technicians, capable of responding to specific customer inquiries. Service Solutions, which became a full-scale offering in late fiscal 1993, generated approximately $51.0 million of net revenue, or approximately 45% of the Company's total net revenue, in the first twenty-six weeks of fiscal 1996, an increase of 522% when compared to the first twenty-six weeks of fiscal 1995. APAC believes significant opportunities to generate new business in Service Solutions exist as more companies move to outsource all or a portion of their telephone-based marketing and customer service functions.

     Service Solutions involves the receipt of a call from a client's customer, the identification of the call and the routing of the call to the appropriate APAC telephone service representative. The customer typically calls a toll-free "800" number to request product or service information, place an order for a product or service or obtain assistance regarding a previous order or purchase. APAC utilizes automated call distributors and digital switches to identify each inbound call by "800" number and route the call to an APAC telephone service representative trained for the client's program. Simultaneously with receipt of the call, the telephone service representative's computer screen displays customer, product and service information relevant to the call. The Company reports information and results captured during the call to its client for order processing, customer service and database management.

     Clients. Service Solutions directs its marketing efforts toward large companies with inbound annual call volume in excess of 500,000 calls. Within this market segment, APAC targets those companies that operate in high-cost metropolitan areas or that are currently utilizing inefficient or expensive technology in their customer service operations. Service Solutions provided services to 26 clients in the first twenty-six weeks of fiscal 1996. The Company's significant relationships include UPS, Western Union and Quill Corporation, which clients accounted for approximately 75.7%, 3.4% and 3.3%, respectively, of the Company's Service Solutions net revenue in the first twenty-six weeks of fiscal 1996. As of July 1995, the Company entered into an agreement to operate four of UPS's new customer service facilities on an outsourced basis. The Company began operating three such facilities in Newport News, Virginia, Fort Worth, Texas and High Point, North Carolina pursuant to this agreement in fiscal 1995, and began operating the fourth such facility in Boynton Beach, Florida in February, 1996. In August, 1996 the Company entered into a five-year agreement to receive and process customer orders for John H. Harland Corporation, a leading supplier of checks, database marketing services and loan automation software to the financial services industry.

     Service Solutions operates under contracts with terms up to 5 years. Typically, these contracts may be terminated or modified on short notice. The Company is generally paid a fixed fee for each hour that it provides a telephone service representative under its Service Solutions contracts, regardless of the number of calls handled. The client works with the Company to determine the number of telephone representatives which are necessary to efficiently handle the expected volume of inbound calls. As of July 10, 1995, the Company entered into a four and one-half year contract with UPS which differs substantially from its other Service Solutions contracts. The UPS agreement required significantly greater up-front expenditures by the Company which were not specifically reimbursed. The UPS agreement is not terminable except upon breach by the Company or upon a change of control (as defined) of the Company. The Company provides services under the contract in dedicated facilities which are located and owned by UPS and used exclusively to service this contract. Employees who provide services under this contract are trained by both APAC and UPS personnel. Certain employees are exclusively dedicated to this contract and may not be used by the Company for any other purpose. Upon termination or expiration of the contract, UPS has the option to offer employment to all APAC employees dedicated to the contract. If UPS does not hire these employees and APAC decides to continue their employment, it would be necessary to relocate and retrain these employees at a substantial cost in order for such employees to effectively perform services for other clients. The Company is paid a fixed fee for each hour that it provides a telephone service representative under the UPS agreement, regardless of the number of calls handled. However, the amount of net revenues which will be generated under this agreement cannot be projected by the Company with certainty. Except for UPS in fiscal 1995 and the first twenty-six weeks of fiscal 1996, no Service Solutions client of the Company accounted for more than ten percent of the Company's total net revenue in fiscal 1994, fiscal 1995 or the first twenty-six weeks of fiscal 1996. See "Risk Factors--Reliance on Major Clients and Key Industries."

TECHNOLOGY RESOURCES

     APAC's management information and call and database management systems have been designed to provide quality service to its clients and to effectively manage and control all aspects of APAC's business. APAC utilizes approximately 170 technicians who are dedicated to maintaining, expanding and upgrading the Company's systems. The Company has invested approximately $30.4 million to purchase these systems since the beginning of fiscal 1993.

     The UNIX-based computer system which the Company has developed utilizes a "hub and spoke" configuration to electronically link each call center's systems to the Company's operational headquarters. This open architecture system provides APAC with the flexibility to integrate its client server and mid-range systems with the variety of systems maintained by its clients. By integrating with its clients' systems, APAC is able to receive calls and data directly from its clients' in-house systems, forward calls to its clients' in-house telephone representatives when appropriate, and report, on a real-time basis, the status and results of the Company services. APAC's custom software is built on relational database technology that enables the Company to quickly design tailored software applications that enhance the efficiency of a client's call services, while providing flexible scripting and readily accessible screen navigation.

     In order to provide efficient and effective services, the Company's calling systems also utilize sophisticated technology such as automated and predictive dialers, automated call delivery systems, call management systems and interactive voice response systems which are integrated with minicomputer-based database management systems, universal workstations, local area networks and wide area networks. The Company believes its computer security system and off-site disaster back-up storage sufficiently protect the integrity and confidentiality of its computer systems and data. See "Risk Factors--Reliance on Technology."

SALES AND MARKETING

     The Company seeks to differentiate itself from other providers of telephone-based services by offering customized solutions that address the specialized needs of its clients. The Company has developed a targeted approach to identifying new clients and the potential additional needs of existing clients. Often, APAC initially develops a pilot program for a new client to demonstrate the Company's abilities and the effectiveness of telephone-based marketing and customer service. The Company's sales personnel also assist clients in identifying target customers and developing programs to reach those customers, communicate results of the program and assist clients in modifying programs for future use. The Company also acquires new clients and markets its services by attending trade shows, advertising in industry publications, responding to requests for proposals, pursuing client referrals and cross-selling to existing clients. The Company believes its increasingly consultative approach will enhance its ability to successfully identify additional business opportunities and secure new business.

PERSONNEL AND TRAINING

     The Company believes a key component of APAC's success is the quality of its employees. Therefore, the Company is continually refining its systematic approach to hiring, training and managing qualified personnel. APAC locates call centers primarily in small to mid-sized communities in an effort to lower its operating costs and attract a high quality, dedicated work force. The Company believes that by employing a significant number of full-time personnel it is able to maintain a more stable work force and reduce the Company's recruiting and training expenditures. At each call center, the Company utilizes a management structure designed to ensure that its telephone representatives are properly supervised, managed and developed.

     The Company offers extensive classroom and on-the-job training programs for its personnel including instruction on the industries which APAC serves and proper telephone-based sales or customer service techniques. Once hired, each new telephone representative receives on-site training lasting from three to 17 days. The amount of initial training each employee receives varies depending upon whether the employee will be performing outbound or inbound services and the nature of the services being offered. In addition, the Company offers one and two week courses to its telephone representatives who are preparing for the insurance agent license exam. The Company has also developed a three-month management training program designed to provide a timely source of well-trained managers. The Company continues to develop "APAC University," an educational program for employees which will provide a variety of supplemental training classes.

     The number of telephone representatives employed by the Company has increased from approximately 2,400 on January 1, 1995 to approximately 9,500 on September 27, 1996. On September 27, 1996, the Company had over 11,000 full and part-time employees. None of APAC's employees are subject to a collective bargaining agreement. The Company considers its relations with its employees to be good.

QUALITY ASSURANCE

     Because APAC's services involve direct contact with its client's customers, the Company's reputation for quality service is critical to acquiring and retaining clients. Therefore, the Company and its clients monitor the Company's telephone representatives for strict compliance with the client's script and to maintain quality and efficiency. The Company also regularly measures the quality of its services by benchmarking such factors as sales per hour, level of customer complaints, call abandonment rates and average speed of answer. The Company's information systems enable APAC to provide clients with reports on a real-time basis as to the status of an ongoing campaign and can transmit summary data and captured information electronically to clients. Access to this data enables APAC's clients to modify or enhance an ongoing campaign to improve its effectiveness. In addition to daily contact with its clients, APAC asks each client to rate the Company's performance quarterly using numerous quality measures.

COMPETITION


     The industry in which the Company operates is very competitive and highly fragmented. APAC's competitors range in size from very small firms offering specialized applications or short term projects, to large independent firms and the in-house operations of many clients and potential clients. A number of competitors have capabilities and resources equal to, or greater than, the Company's. The market includes non-captive telemarketing and customer service operations such as MATRIXX Marketing, SITEL Corporation, ITI Marketing Services, West Teleservices Corporation, TeleService Resources, Precision Response Corporation, Electronic Data Systems Corporation and TeleTech Holdings, Inc., as well as in-house telemarketing and customer service organizations throughout the United States. In-house telemarketing and customer service organizations comprise by far the largest segment of the industry. In addition, some of the Company's services also compete with other forms of direct marketing such as mail, television and radio. The Company believes the principal competitive factors in the telephone-based marketing and customer service industry are reputation for quality, sales and marketing results, price, technological expertise, and the ability to promptly provide clients with customized solutions to their sales, marketing and customer service needs.


GOVERNMENT REGULATION

     Telephone sales practices are regulated at both the Federal and state level. The FCC's rules under the TCPA prohibit the initiation of telephone solicitations to residential telephone subscribers before 8:00 a.m. or after 9:00 p.m., local time, and prohibit the use of automated telephone dialing equipment to call certain telephone numbers. In addition, the FCC rules require the maintenance of a list of residential consumers who have stated that they do not want to receive telephone solicitations and avoidance of making calls to such consumers' telephone numbers.

     The TCFAPA broadly authorizes the FTC to issue regulations prohibiting misrepresentation in telephone sales. In August, 1995, the FTC issued rules under the TCFAPA. These rules generally prohibit abusive telephone solicitation practices and impose disclosure and record keeping requirements.

     The Company believes that it is in compliance with the TCPA and the FCC rules thereunder and with the FTC's rules under the TCFAPA. The Company trains its telephone sales representatives to comply with the FTC and FCC rules and programs its call management system to avoid telephone calls during restricted hours or to individuals maintained on APAC's "do-not-call" list. Subject to certain limitations, APAC generally undertakes to indemnify its clients against claims and expenses resulting from any failure by APAC to comply with federal and state laws regulating telephone solicitation practices.


     A number of states have enacted or are considering legislation to regulate telephone solicitations. For example, telephone sales in certain states cannot be final unless a written contract is delivered to and signed by the buyer and may be cancelled within three business days. At least one state also prohibits telemarketers from requiring credit card payment and several other states require certain telemarketers to obtain licenses and post bonds. From time to time, bills are introduced in Congress which, if enacted, would regulate the use of credit information. The Company cannot predict whether this legislation will be enacted and what effect, if any, it would have on the Company or its industry.

     The industries served by the Company are also subject to varying degrees of government regulation. Generally, the Company relies on its clients and their advisors to develop the scripts to be used by APAC in making consumer solicitations. The Company generally requires its clients to indemnify APAC against claims and expenses arising in connection with a client's failure to provide products or services to customers, any defect or deficiency in such products and services or any written or oral presentation furnished by the client to APAC. The Company has never been held responsible for regulatory noncompliance by a client. APAC employees who complete the sale of insurance products are required to be licensed by various state insurance commissions and participate in regular continuing education programs, which are currently provided in-house by the Company.

FACILITIES

     The Company's corporate headquarters are located in Deerfield, Illinois in leased facilities consisting of approximately 16,500 square feet of office space. The term of this lease expires in March, 2001. The Company's operational headquarters are located in approximately 80,000 square feet of office space in Cedar Rapids, Iowa. This office space is located on seven floors which are owned and/or leased by the Company and is part of an office condominium. The Company also leases office space in Atlanta, Dallas and Denver.

     The Company also leases the facilities listed below, except for the Newport News, Fort Worth, High Point and Boynton Beach facilities which are not leased by the Company, but are managed, staffed and operated by the Company on behalf of a client.

                          SALES SOLUTIONS CALL CENTERS

                                                                        CURRENT NUMBER OF
          LOCATION                                    DATE OPENED         WORKSTATIONS
          ---------------------------------------  ------------------   -----------------
          Dubuque, Iowa..........................  September, 1990               80
          Clinton, Iowa..........................  October, 1990                 80
          Burlington, Iowa.......................  October, 1991                 80
          Oskaloosa, Iowa........................  September, 1992               96
          Waterloo, Iowa.........................  February, 1993                96
          Cedar Falls, Iowa......................  February, 1993                64
          Iowa City, Iowa........................  March, 1993                   64
          Mt. Pleasant, Iowa.....................  September, 1993               64
          Ottumwa, Iowa..........................  November, 1993               144
          Decorah, Iowa..........................  January, 1994                 80
          Marshalltown, Iowa.....................  February, 1994                80
          Fort Madison, Iowa.....................  March, 1994                   96
          Keokuk, Iowa...........................  May, 1994                     80
          Mason City, Iowa.......................  December, 1994                80
          Newton, Iowa...........................  March, 1995                   64
          Knoxville, Iowa........................  March, 1995                   80
          Fort Dodge, Iowa.......................  March, 1995                   80
          Woodlawn, Maryland.....................  April, 1995                   96
          Muscatine, Iowa........................  April, 1995                   96
          Estherville, Iowa......................  April, 1995                   64
          Spencer, Iowa..........................  May, 1995                     64
          Indianola, Iowa........................  July, 1995                    80
          Hiawatha, Iowa.........................  July, 1995                   176
          Algona, Iowa...........................  September, 1995               64
          Webster City, Iowa.....................  September, 1995               64
          Davenport, Iowa........................  February, 1996               448
          Maquoketa, Iowa........................  February, 1996                80
          Kewanee, Illinois......................  February, 1996                96
          Dixon, Illinois........................  February, 1996                96
          Quincy, Illinois.......................  February, 1996                96
          Kalamazoo, Michigan....................  February, 1996                48
          Danville, Illinois.....................  February, 1996                96
          Freeport, Illinois.....................  March, 1996                   96
          Normal, Illinois.......................  March, 1996                   80
          Rock Falls, Illinois...................  March, 1996                   96
          Waverly, Iowa..........................  March, 1996                   64
          Decatur, Illinois......................  April 1996                    80
          Jacksonville, Illinois.................  April, 1996                   96
          Canton, Illinois.......................  May, 1996                     80
          Lincoln, Illinois......................  May, 1996                     80
          Pekin, Illinois........................  May, 1996                     80
          Peoria, Illinois.......................  May, 1996                     96
          Galesburg, Illinois....................  June, 1996                    80
          Mount Vernon, Illinois.................  June, 1996                    80
          Vincennes, Indiana.....................  June, 1996                    80
          Washington, Indiana....................  June, 1996                    80
                                                                              -----
               Total Sales Solutions.................................         4,240
                                                                              =====

                         SERVICE SOLUTIONS CALL CENTERS


                                                                       CURRENT NUMBER OF
          LOCATION                                   DATE OPENED         WORKSTATIONS
          --------------------------------------  ------------------   -----------------
          Cedar Rapids, Iowa--22nd Avenue.......  January, 1994(1)             145
          Cedar Rapids, Iowa--3rd Avenue........  August, 1994                 203
          Cedar Rapids, Iowa--Park Place I......  January, 1995                126
          Cedar Rapids, Iowa--Park Place II.....  November, 1995               162
          Newport News, Virginia................  August, 1995                 746
          Fort Worth, Texas.....................  October, 1995                787
          High Point, North Carolina............  November, 1995               591
          Boynton Beach, Florida................  February, 1996               506
          Kalamazoo, Michigan...................  February, 1996               144
          Marion, Iowa..........................  February, 1996(1)             96
          Waterloo, Iowa........................  October, 1996(2)             135
          Corpus Christi, Texas.................  December, 1996(3)             32
          Columbia, South Carolina..............  January, 1997(3)              32
                                                                             -----
               Total Service Solutions..............................         3,705
                                                                             =====


------------
(1) The Cedar Rapids-22nd Avenue and Marion call centers were originally opened as Sales Solutions centers in June, 1990 and December, 1993 respectively. The Cedar Rapids center was converted to a Service Solutions center in January 1994 while the Marion center was converted in September, 1996.


(2) As of October 18, 1996, 135 workstations at this center were staffed. This center is expected to operate approximately 300 workstations when fully staffed by the end of 1996.



(3) At their anticipated dates of opening, the Corpus Christi and Columbia call centers are each expected to staff 32 workstations. Corpus Christi is expected to contain approximately 725 workstations and Columbia is expected to contain approximately 550 workstations when fully staffed in 1997.


     The leases of these facilities have an average length of three years and typically contain early termination buyouts and renewal options. The Company believes that its existing facilities are suitable and adequate for its current operations, but additional facilities will be required to support growth. The Company intends to continue to add call centers and workstations as required by demand for its services. APAC believes that suitable additional or alternative space will be available as needed to expand its business on commercially reasonable terms.

LITIGATION

     From time to time, the Company is involved in litigation incidental to its business. In the opinion of the Company, no litigation to which the Company is currently a party is likely to have a materially adverse effect on the Company's results of operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Executive officers are elected by, and serve at the discretion of, the Board of Directors. The executive officers and directors of the Company are as follows:


        NAME            AGE                         POSITION
---------------------   ---    --------------------------------------------------
Theodore G. Schwartz    43     Chairman, President, Chief Executive Officer
                                 and Director
Marc S. Simon           48     Chief Financial Officer and Director
Donald B. Berryman      38     Senior Vice President/General Manager--Operations
Kenneth G. Culver       51     Senior Vice President--Facilities
John C. Dontje          52     Senior Vice President/General Manager--Operations
Robert C. Froetscher    38     Senior Vice President/General Manager--Operations
Beverly S. McIntosh     50     Senior Vice President--Business Development
James M. Nikrant        57     Senior Vice President/General Manager--Operations
Thomas M. Collins       68     Director
Morris R. Shechtman     54     Director
George D. Dalton        68     Director
Paul G. Yovovich        42     Director


     Theodore G. Schwartz has served as the Company's Chairman, President and Chief Executive Officer since its formation in May 1973.

     Marc S. Simon joined the Company as Chief Financial Officer in June 1995 and was elected as a Director of the Company in August 1995. Prior to joining the Company, Mr. Simon was a partner practicing corporate and business law at the law firm of Neal, Gerber & Eisenberg for more than 7 years. Mr. Simon is a certified public accountant.

     Donald B. Berryman joined the Company as Vice President/General Manager--Service Solutions in March 1993 and became Senior Vice President/General Manager--Operations in October 1995. From August 1990 until March 1993, Mr. Berryman was the Director of National Reservations and Customer Service at Ryder Truck Rental, Inc. Prior to joining Ryder Truck Rental, Mr. Berryman was employed by Gannett Co., Inc. where he served as Director of National Customer Service for USA Today.


     John C. Dontje joined the Company as Senior Vice President/General Manager--Operations in May, 1996. From November 1994 to May 1996 Mr. Dontje was Regional Manager of a division of Electronic Data Systems Corporation ("EDS") that operated multi-location inbound and outbound call centers. From March 1991 to November 1994, Mr. Dontje was a managing director of Bernard C. Harris Publishing Company, Inc.



     Robert C. Froetscher joined the Company as Senior Vice President/General Manager--Operations in August, 1996. Prior to joining the Company, Mr. Froetscher was Vice President of Sales and Service for Ameritech's Consumer Service business unit from May 1994 to August 1996. From August 1993 to May 1994, Mr. Froetscher was the National Director of Operator Services at MCI Communications Corporation, where he had served as Director of Consumer Sales and Services (East Region) from May 1992 to August 1993. From May 1991 to May 1992, Mr. Froetscher served as Vice President--Marketing and Client Services at Videocart, Inc.


     Kenneth G. Culver joined the Company as Vice President--Operations and Marketing in March 1990 and became Senior Vice President--Facilities in October 1995. Prior thereto, he served as Senior Director/Product Manager at Western Union for its electronic mail service offering.

     Beverly S. McIntosh joined the Company as Senior Vice President--Business Development in January 1996. Prior to joining the Company, Ms. McIntosh was the principal for the Customer Care/Call Center Consulting Practice at A.T. Kearney, an EDS company. From April 1994 until January 1996, Ms. McIntosh served as Vice President of Sales and Marketing for Customer Service Technologies, a division of EDS' Core

Capabilities. From June 1980 to April 1994, Ms. McIntosh was the Vice President of Sales and Marketing for the Telemarketing Division of TeleService Resources, a subsidiary of American Airlines.


     James M. Nikrant joined the Company as Senior Vice President/General Manager--Operations in May 1996. From July 1993 to February 1996 Mr. Nikrant was with Montgomery Ward and Company, Inc. where he most recently served as Senior Vice President Logistics/Product Service. From 1989 to July 1993 Mr. Nikrant was President and Chief Executive Officer of SafeMasters Company Inc. From 1962 to 1989, Mr. Nikrant was with General Electric where he most recently served as Head of Eastern U.S. Customer Service functions.



     Thomas M. Collins became a director of the Company in August 1995. He has been Chairman of Shuttleworth & Ingersoll, P.C., a law firm in Cedar Rapids, Iowa, for more than five years and has practiced with the firm for more than 40 years. Mr. Collins was Chairman of the Board of Life Investors, Inc., a financial services holding company, from 1980 to 1988. Mr. Collins serves on the board of directors of McLeod, Inc.


     Morris R. Shechtman became a director of the Company in September 1995. He has been the Chief Executive Officer and Managing Director of The Shechtman Group, a management consulting firm, since January 1996. From December 1993 through December 1995, Mr. Shechtman was the Managing Director of the Insite Institute, a management consulting firm and prior to joining the Insite Institute, he was an independent management consultant through his company, Morris R. Shechtman & Associates Ltd.


     George D. Dalton became a director of the Company in July 1996. Mr. Dalton has been Chairman of the Board and Chief Executive Officer of Fiserv, Inc., a provider of account processing and integrated information management systems for financial institutions, since its founding in 1984. Mr. Dalton also serves on the board of directors of ARI, Inc.



     Paul G. Yovovich became a director of the Company in July 1996. At this time Mr. Yovovich was also hired as an employee of the Company to assist management in the Company's strategic efforts. From June 1993 to May 1996, Mr. Yovovich was President of Advance Ross Corporation, which merged with CUC International Inc. in January 1996. Prior to joining Advance Ross Corporation, Mr. Yovovich was employed by Centel Corporation and was President of Centel Corporation's Central Telephone Company from January 1990 to December 1992. Mr. Yovovich serves on the boards of U.S. Robotics Corporation, Comarco, Inc., and Illinois Superconductor Corporation. Mr. Yovovich is a certified public accountant.


BOARD COMMITTEES

     The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee. The Audit Committee, which consists of Messrs. Collins, Shechtman and Simon, recommends the appointment of auditors and oversees the accounting and audit functions of the Company. The Compensation Committee, which consists of Messrs. Collins and Dalton, determines executive officers' salaries and bonuses and administers the Employee Stock Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During its last fiscal year, the Company established a Compensation Committee chaired by Mr. Shechtman. The compensation of the Company's executive officers was determined by Mr. Schwartz through fiscal 1995.

DIRECTOR COMPENSATION

     Directors who are not employees or officers of the Company receive an annual retainer of $12,000 and an option to purchase 5,000 Common Shares upon initial election and annually upon each re-election as a Director at the Company's annual meeting of shareholders. Directors may also be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Other than with respect to reimbursement of expenses, Directors who are employees or officers of the Company will not receive additional compensation for service as a director. See "Employee Stock Plan and Director Stock Plan" below.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to all compensation paid or earned for services rendered to the Company in 1993, 1994 and 1995 by the chief executive officer and four of the Company's other executive officers (together, the "Named Executive Officers"). The Company does not have a pension plan or a long-term incentive plan and has not issued any restricted stock awards.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                             COMPENSATION
                                                 ANNUAL COMPENSATION     ---------------------
                                                 --------------------    SECURITIES UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                       SALARY      BONUS         OPTIONS AWARDED       COMPENSATION
----------------------------------------------   --------    --------    ---------------------    ------------
Theodore G. Schwartz
  Chairman, President and Chief Executive
    Officer
    1995......................................   $312,000    $      0                 0              $2,170(1)
    1994......................................    312,000           0                 0               1,269
    1993......................................    312,000           0                 0               1,269
Marc S. Simon
  Chief Financial Officer
    1995......................................    139,423     140,000           565,034                 174(2)
    1994......................................          0           0                 0                   0
    1993......................................          0           0                 0                   0
Donald B. Berryman
  Senior Vice President/
    General Manager--Operations
    1995......................................    169,231      38,875           182,470                 647(3)
    1994......................................    119,231      50,000                 0                   0
    1993......................................     76,731      15,000                 0                   0
Kenneth G. Culver
  Senior Vice President--Facilities
    1995......................................    126,923      25,000           182,470                 108(2)
    1994......................................    120,385      37,500                 0                   0
    1993......................................     85,000     112,587                 0                   0
Thomas E. Chaplin(5)
    1995......................................    173,077      42,000           182,470                 670(4)
    1994......................................    112,346      50,000                 0                   0
    1993......................................     17,446           0                 0                   0

------------
(1) Represents $1,246 with respect to group life insurance premiums paid and $924 contributed by the Company on behalf of Mr. Schwartz to the Company's 401(k) plan.

(2) Represents group life insurance premiums paid.

(3) Represents $41 with respect to group life insurance premiums paid and $606 contributed by the Company on behalf of Mr. Berryman to the Company's 401(k) plan.

(4) Represents $64 with respect to group life insurance premiums paid and $606 contributed by the Company on behalf of Mr. Chaplin to the Company's 401(k) plan.

(5) Mr. Chaplin resigned as Senior Vice President--Sales Solutions as of May 31, 1996.

EMPLOYEE STOCK PLAN AND DIRECTOR STOCK PLAN

     The Company has adopted a 1995 Incentive Stock Plan (the "Employee Stock Plan") and a 1995 Nonemployee Director Stock Option Plan (the "Director Stock Plan;" together with the Employee Stock Plan, the "Stock Plans"). Officers, key employees and non-employee consultants may be granted non-qualified stock options, incentive stock options, stock appreciation rights and stock awards under the Employee Stock Plan. The Company has reserved 4,600,000 Common Shares for issuance under the Employee Stock

Plan and 150,000 Common Shares for future issuance under the Director Stock Plan, subject in each case to anti-dilution adjustments.

     The Director Stock Plan provides for initial and subsequent annual grants of a non-qualified stock option to each non-affiliated Director of the Company. The option will allow such Directors to purchase 5,000 Common Shares at an exercise price equal to the fair market value of a Common Share on the date of grant. These options have a term of ten years and vest in equal installments over three years.

     The Employee Stock Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is authorized to determine, among other things, the key employees to whom, and the times at which, options and other benefits are to be granted, the number of shares subject to each option, the applicable vesting schedule and the exercise price (provided that the exercise price may not be less than 85% of fair market value of the Common Shares at the date of grant). The Committee also determines the treatment to be afforded to a participant in the Employee Stock Plan in the event of termination of employment for any reason, including death, disability or retirement. Under the Employee Stock Plan the maximum term of an incentive stock option is ten years and the maximum term of a nonqualified stock option is fifteen years.

     The Board of Directors has the power to amend the Employee Stock Plan from time to time. Shareholder approval of an amendment is only required to the extent that it is necessary to maintain the Employee Stock Plan's status as a protected plan under applicable securities laws.


     As of the date of this Prospectus, 1,826,072 stock options are outstanding under the Employee Stock Plan at a weighted average exercise price of $15.26 per share and 35,000 stock options are outstanding under the Director Stock Plan at a weighted average exercise price of $20.95 per share.


OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth the number of incentive stock options granted to the Named Executive Officers during 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                             ----------------------------------------------------------      POTENTIAL REALIZABLE VALUE AT
                               NUMBER OF        % OF TOTAL                                              ASSUMED
                              SECURITIES         OPTIONS        EXERCISE                      ANNUAL RATES OF STOCK PRICE
                              UNDERLYING        GRANTED TO       OR BASE                   APPRECIATION FOR OPTION TERM (4)
                                OPTIONS        EMPLOYEES IN       PRICE      EXPIRATION    ---------------------------------
           NAME              GRANTED(#)(1)    FISCAL YEAR(2)    ($/SH)(3)       DATE        5% ($)       10% ($)     0% ($)
--------------------------   -------------    --------------    ---------    ----------    ---------    ---------    -------
Theodore G. Schwartz......           --               --             --              --           --           --         --
Marc S. Simon.............      471,428            25.1%           3.74         5/31/05    1,110,312    2,813,749        N/A
Marc S. Simon.............       93,606             5.0%              0         5/31/05    1,219,791    1,942,317    748,848
Donald B. Berryman........      182,470             9.7%           6.31         8/23/05      724,674    1,836,466        N/A
Thomas E. Chaplin.........      182,470             9.7%           6.31         8/23/05      724,674    1,836,466        N/A
Kenneth G. Culver.........      182,470             9.7%           6.31         8/23/05      724,674    1,836,466        N/A

------------
(1) Options are not exercisable during the first twelve months from the date the options are granted. Thereafter, the options become exercisable at the rate of 20% of the total shares subject to the option on and after the first day of each anniversary of the date on which option was awarded. The term of the options is ten years.

(2) Based on 1,877,818 total options granted to employees, including the Named Executive Officers, in 1995.

(3) The exercise price was equal to the estimated fair market value of the Common Stock on the date of grant except for 93,606 shares for Mr. Simon which were granted pursuant to the terms of his option with no increase in the aggregate exercise price.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated by assuming the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

FISCAL YEAR END OPTION VALUES

     The following table provides information regarding exercisable and unexercisable incentive stock options held by the Named Executive Officers as of December 31, 1995.

                         FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                       OPTIONS AT FISCAL            IN-THE-MONEY OPTIONS AT
                                                          YEAR-END(#)                FISCAL YEAR-END($)(1)
                                                  ----------------------------    ----------------------------
                     NAME                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------------------------------   -----------    -------------    -----------    -------------
Theodore G. Schwartz...........................       --                 --           --                  --
Marc S. Simon..................................       --            565,034           --           7,664,300
Donald B. Berryman.............................       --            182,470           --           1,892,670
Thomas E. Chaplin..............................       --            182,470           --           1,892,670
Kenneth G. Culver..............................       --            182,470           --           1,892,670

------------
(1) Value is calculated by subtracting the exercise price per share from the estimated fair market value at December 31, 1995 of $16.688 per share and multiplying by the number of shares subject to the stock option. See "--Option Grants in Last Fiscal Year" above.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Amended Articles contain a provision eliminating the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Business Corporation Act of Illinois. This provision in the Amended Articles does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Illinois law. Each director will continue to be subject to liability for breach of a director's duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for improper distributions to shareholders. This provision also does not affect a director's responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

     The Company's Amended Bylaws provide that the Company will indemnify its directors, and may indemnify its officers, employees and other agents, to the fullest extent permitted by law. The Company's Amended Bylaws also permit it to secure insurance on behalf of any person it is required or permitted to indemnify for any liability arising out of his or her actions in such capacity, regardless of whether the Amended Bylaws would permit indemnification. The Company maintains liability insurance for its directors and officers.

     The Company has entered into agreements to indemnify its directors and certain of its executive officers, in addition to the indemnification provided for in the Company's Amended Bylaws. These agreements, among other things, will indemnify the Company's directors and such officers for all direct and indirect expenses and costs (including, without limitation, all reasonable attorneys' fees and related disbursements, other out of pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by the Company or any third person) and liabilities of any type whatsoever (including, but not limited to, judgments, fines and settlement fees) actually and reasonably incurred by such person in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or other proceeding, including any action by or in the right of the corporation, arising out of such person's services as a director, officer, employee or other agent of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EMPLOYMENT AGREEMENTS

     In May 1995, the Company entered into an employment agreement with Mr. Simon providing for payment of an annual base salary of $250,000. Mr. Simon will be eligible to receive bonuses from the Company through the Company's Management by Objective Bonus Plan ("MBO Bonus Plan"). In addition, Mr. Simon will receive an additional payment for each calendar year during the term of the agreement equal to the excess, if any, of $500,000 over Mr. Simon's salary plus bonus. If Mr. Simon's salary plus bonus in any given year exceeds $500,000, the additional payment for the following year shall be reduced by the amount of such excess. The Company granted Mr. Simon an option to purchase 565,034 Common Shares. This option has a term of 10 years and an exercise price of $1,764,705. The option vests 20% on May 31 of each year through 2000. If Mr. Simon is terminated for cause or resigns without substantial reason, the unvested portion of the option is forfeited. The option fully vests upon Mr. Simon's death or disability or if his employment agreement is terminated without cause or Mr. Simon terminates such agreement for substantial reason. In the event of a sale of substantially all of the Company's assets or stock, Mr. Simon has the right to sell this option back to the Company for an amount determined with reference to the amount received in such sale. The agreement terminates at the earlier of May 31, 2000 or any of the following events: (1) death or disability of Mr. Simon; (2) mutual agreement; (3) the Company's election to terminate for cause; (4) Mr. Simon's election to terminate for substantial reason with 30 days notice; or (5) Mr. Simon's election to terminate without substantial reason. If the agreement terminates due to death, disability or mutual agreement, the Company has agreed to pay Mr. Simon his salary as accrued through the termination date and any amounts accrued and vested with respect to the MBO Bonus Plan. If Mr. Simon's employment is terminated for cause or Mr. Simon elects to terminate without substantial reason, he will receive only his salary up to the date of termination. If Mr. Simon terminates the agreement with substantial reason or the Company terminates without cause, Mr. Simon shall receive his salary, bonuses and execution payments up to the termination date and any amounts accrued and vested, but not covered by the bonus, under the MBO Bonus Plan. These amounts will be paid in equal monthly installments, without interest, through the scheduled termination date of the agreement. During such period, Mr. Simon has agreed to assist the Company in transitioning his former responsibilities to other employees and shall serve as advisor and consultant to the Company for approximately 10 hours per week. The agreement also contains non-competition and confidentiality commitments.

     In March 1994, the Company entered into an employment agreement with Mr. Berryman providing for payment of a minimum annual base salary of $125,000. Mr. Berryman will be eligible to receive bonuses from the Company through its MBO Bonus Plan. The employment agreement terminates at the earlier of December 31, 1998 or any of the following events: (1) death or disability of Mr. Berryman;
(2) mutual agreement; (3) the Company's election to terminate for cause; or (4) 60 days prior written notice by either party. If the agreement terminates due to death, disability, mutual agreement or 60 days written notice by Mr. Berryman, the Company has agreed to pay Mr. Berryman his salary as accrued through the termination date and any amounts accrued and vested with respect to the MBO Bonus Plan. If Mr. Berryman's employment is terminated with or without cause, he will receive only his salary up to the date of termination. The agreement also contains non-competition and confidentiality commitments.

     The Company has also entered into non-competition and confidentiality agreements with Messrs. Culver, Dontje, Froetscher and Nikrant and Ms. McIntosh.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information as of October 11, 1996 regarding the beneficial ownership of Common Shares by: (1) each shareholder beneficially owning more than five percent of the outstanding Common Shares;
(ii) each director of the Company; (iii) each Named Executive Officer; (iv) all directors and executive officers of the Company as a group and (v) each Selling Shareholder. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Shares listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. The address of each of the shareholders named below is the Company's principal executive office.


                                                SHARES               NUMBER OF              SHARES
                                          BENEFICIALLY OWNED          SHARES          BENEFICIALLY OWNED
                                        PRIOR TO THE OFFERINGS     BEING OFFERED    AFTER THE OFFERINGS(1)
                                        -----------------------    -------------    -----------------------
                 NAME                     NUMBER     PERCENT(2)       NUMBER          NUMBER     PERCENT(2)
--------------------------------------- ----------   ----------    -------------    ----------   ----------
     Theodore G. Schwartz,
       Chairman, President, Chief
       Executive Officer and
       Director........................ 20,610,000      44.4%          900,000      19,710,000      42.4%
     Schwartz 1996
       Charitable Remainder Unitrust...  1,700,000       3.7         1,100,000         600,000       1.3
     Trust Seven Hundred Thirty U/A/D
       4/2/94(3).......................  3,615,000       7.8         1,000,000       2,615,000       5.6
     Trust Four Hundred Thirty U/A/D
       4/2/94(4).......................  3,615,000       7.8         1,000,000       2,615,000       5.6
     M. Christine Schwartz(3)(4)(5)....  8,932,680      19.2         3,100,000       5,832,680      12.5
     Marc S. Simon(6)(7)...............    121,007         *           100,000          21,007         *
     Donald B. Berryman(7).............     27,994         *                --          27,994         *
     Kenneth Culver(7).................     26,494         *                --          26,494         *
     Thomas M. Collins(7)..............      6,333         *                --           6,333         *
     Morris R. Shechtman(7)............      8,883         *                --           8,883         *
     George D. Dalton..................      2,000         *                --           2,000         *
     Paul D. Yovovich..................      5,000         *                --           5,000         *
     Thomas E. Chaplin(8)..............     40,735         *                --          40,735         *
     All directors and executive
       officers as a group (12
       persons)(7)..................... 20,809,211      44.7%        1,000,000      19,809,211      42.5%


------------
      *  less than 1%.

     (1) The Schwartz 1996 Charitable Remainder Unitrust and Marc S. Simon have granted the Underwriters options to purchase up to 600,000 and 15,000 additional Common Shares, respectively, to cover over-allotments. Information set forth in the table assumes no exercise of the Underwriters' over-allotment options.



     (2) Percentage of beneficial ownership is based on 46,413,052 Common Shares outstanding as of October 11, 1996 and 46,513,052 Common Shares to be outstanding after the Offerings.



     (3) Includes 3,615,000 Common Shares prior to the Offerings and 2,615,000 Common Shares after the Offerings held directly by Trust Seven Hundred Thirty U/A/D 4/2/94 ("Trust Seven Hundred Thirty"). M. Christine Schwartz, Robert H. Wicklein, John J. Abens and Heidi Schoeffer serve as trustees (the "Trustees") of Trust Seven Hundred Thirty. All decisions regarding the voting and disposition of shares held by Trust Seven Hundred Thirty must be made by a majority of all Trustees.


     (4) Includes 3,615,000 Common Shares prior to the Offerings and 2,615,000 Common Shares after the Offerings held directly by Trust Four Hundred Thirty U/A/D 4/2/94 ("Trust Four Hundred Thirty"). The Trustees of Trust Seven Hundred Thirty also serve as trustees of Trust Four Hundred Thirty. All decisions regarding the voting and disposition of shares held by Trust Four Hundred Thirty must be made by a majority of all Trustees.

     (5) Includes 1,700,000 Common Shares prior to the Offerings, and 600,000 Common Shares following the Offerings, held by the Schwartz 1996 Charitable Remainder Unitrust for which M. Christine Schwartz is Trustee and has voting and investment control.


     (6) Includes 3,000 Common Shares held in trust for the benefit of Mr. Simon's children for which Mr. Simon is Co-Trustee and shares voting and investment control. In addition, Mr. Simon has options to acquire 615,034 Common Shares, of which options for 100,000 shares are intended to be exercised and such shares sold in the Offerings.

     (7) Includes Common Shares which may be acquired pursuant to options which are exercisable within 60 days as follows: Mr. Simon (113,007 shares); Mr. Berryman (27,994 shares); Mr. Culver (26,494 shares); Mr. Collins (3,333 shares); Mr. Schechtman (3,333 shares); and all directors and executive officers as a group (174,161 shares).

     (8) Mr. Chaplin resigned as Senior Vice President--Sales Solutions as of May 31, 1996.

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 250 million shares, of which 200 million shares are Common Shares, par value $.01 per share, and 50 million shares are preferred shares, par value $.01 per share. At October 11, 1996, there were 46,413,052 Common Shares outstanding, held of record by 106 shareholders, and no preferred shares outstanding.


     The following description of the capital stock of the Company and certain provisions of the Company's Amended Articles and Amended Bylaws is a summary and is qualified in its entirety by the provisions of the Amended Articles and Amended Bylaws, which are exhibits to the Company's Registration Statement, of which this Prospectus is a part.

COMMON SHARES

     The issued and outstanding Common Shares, including the Common Shares offered hereby, have been validly issued and are fully paid and nonassessable. Subject to the right of holders of preferred shares, the holders of outstanding Common Shares are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors may from time to time determine. See "Price Range of Common Shares and Dividend Policy." The Common Shares are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Shares are entitled to receive, pro rata, the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred shares then outstanding. Each outstanding Common Share is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting in the election of Directors.

PREFERRED SHARES

     The Company's Amended Articles authorize the Board of Directors to issue the preferred shares in classes or series and to establish the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the terms and conditions for conversion or exchange into any other class or series of shares, voting rights and other terms. The Company may issue, without approval of the holders of Common Shares, preferred shares which have voting, dividend or liquidation rights superior to the Common Shares and which may adversely affect the rights of holders of Common Shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Shares and could have the effect of discouraging, delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any preferred shares.

CERTAIN STATUTORY PROVISIONS

     The Company is subject to Section 7.85 of the Business Corporation Act of Illinois ("Section 7.85"). Section 7.85 prohibits a publicly held Illinois corporation from engaging in a "business combination" with an "interested shareholder," unless the proposed "business combination" receives (i) the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of all classes and series of the corporation entitled to vote generally in the election of directors (the "Voting Shares"), voting together as a single class and (ii) the affirmative vote of a majority of the combined voting power of the then outstanding Voting Shares held by disinterested shareholders voting together as a single class. For purposes of
Section 7.85 and Section 11.75 described below, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an "interested shareholder" is a person who, together with affiliates and associates, owns (or within the prior two years, did own) 10% or more of the combined voting power of the outstanding Voting Shares.

     Further, the Company is subject to Section 11.75 of the Business Corporation Act of Illinois ("Section 11.75") which prohibits "business combinations" with "interested shareholders" for a period of 3 years following the date that such shareholder became an "interested shareholder," unless (i) prior to such date, the Board of Directors approved the transaction which resulted in the shareholder becoming an "interested shareholder," or (ii) upon consummation of such transaction, the "interested shareholder" owned at least 85% of the Voting Shares outstanding at the time such transaction commenced (excluding shares owned by directors who are also officers and shares reserved under an employee stock plan), or (iii) on or after such date, the "business combination" is approved by the Board of Directors and authorized at a meeting of the shareholders by 66 2/3% of the outstanding Voting Shares not owned by the "interested shareholder." For purposes of Section 11.75, an "interested shareholder" is a person who, together with affiliates and associates, owns (or within the prior three years, did own) 15% of the Voting Shares.

CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company's Amended Articles and Amended Bylaws contain a number of provisions related to corporate governance and to the rights of shareholders. In particular, the Amended Bylaws provide that shareholders follow an advance notification procedure for certain shareholder nominations of candidates for the Board of Directors and for certain other shareholder business to be conducted at any meeting of the shareholders. The existence of these provisions in the Company's Amended Articles and Amended Bylaws may have the effect of discouraging a change in control of the Company and limiting shareholder participation in certain transactions or circumstances by limiting shareholders' participation to annual and special meetings of shareholders and making such participation contingent upon adherence to certain prescribed procedures. The affirmative vote of the holders of at least 66 2/3% of the outstanding capital stock is required to amend or repeal these provisions.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Shares is Harris Trust and Savings Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Shares in the public market, or the perception that such sales could occur, could depress the prevailing market price of the Common Shares.


     Upon completion of the Offerings, 20,973,052 Common Shares will be freely tradeable. All other outstanding Common Shares were issued by the Company in private transactions not involving a public offering, are treated as "restricted securities" for purposes of Rule 144, and may not be resold unless they are registered under the Securities Act or are resold pursuant to an exemption from registration, including the exemption provided under Rule 144 of the Securities Act.


     In general, Rule 144, as currently in effect, provides that a person (or persons whose sales are aggregated) who is an affiliate of the Company or who has beneficially owned shares which are issued and sold in reliance upon exemptions from registration under the Securities Act ("Restricted Shares") for at least two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding Common Shares or the average weekly trading volume in the Common Shares during the four calendar weeks preceding the filing of a notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. However, a person who is not deemed to have been an "affiliate" of the Company at any time during the three months preceding a sale, and who has beneficially owned Restricted Shares for at least three years, would be entitled to sell such shares under Rule 144 without regard to volume limitations, manner of sale provisions, notice requirements or the availability of current public information about the Company.

     The Company and the Selling Shareholders have, subject to certain exceptions in the case of the Company, agreed that they will not, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any capital stock of the Company or any security convertible or exchangeable into or exercisable for, such capital stock, or, in the case of the Company, file any registration statement with respect to the foregoing, for a period of 180 days after the date of this Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. See "Underwriting." The Company has filed a registration statement under the Securities Act registering an aggregate of 5,915,034 Common Shares reserved for issuance in connection with outstanding options, under the Stock Plans and the Company's Employee Stock Purchase Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Options to acquire 1,826,072 Common Shares under the Employee Stock Plan and options to acquire 35,000 Common Shares under the Director Stock Plan are currently outstanding. See "Management--Employee Stock Plan and Director Stock Plan."


     Pursuant to an agreement among Mr. Schwartz, the trustees of certain trusts and the Company, Mr. Schwartz and the trusts are entitled to certain rights with respect to the registration of their Common Shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, Mr. Schwartz and the trusts are entitled to notice of such registration and are entitled to include at the Company's expense all or a portion of their shares therein, subject to certain conditions. Such shareholders also may, subject to certain conditions, require the Company at the Company's expense to register their shares on Form S-2 or S-3, as applicable, on not more than two occasions in any fiscal year (the Offerings constituting the first such registration in fiscal 1996).

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States Federal tax consequences of the acquisition, ownership, and disposition of Common Shares by a holder that, for United States Federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is based upon the United States Federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means a citizen or resident of the United States; a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; an estate whose income is includible in gross income for United States Federal income tax purposes regardless of its source; or a "United States Trust". A United States Trust is (a) for taxable years beginning after December 31, 1996, or if the trustee of a trust elects to apply the following definition to an earlier taxable year, any trust if, and only if, (i) a court within the United States is able to exercise primary supervision over the administration of the trust and
(ii) one or more U.S. trustees have the authority to control all substantial decisions of the trust, and (b) for all other taxable years, any trust whose income is includible in gross income for United States Federal income tax purposes regardless of its source. This discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder. Prospective investors are urged to consult their tax advisors regarding the United States Federal tax consequences of acquiring, holding, and disposing of Common Shares, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

DIVIDENDS

     Dividends paid to a Non-United States Holder will generally be subject to withholding of United States Federal income tax at the rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder (or if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such Non-United States Holder), in which case the dividend will be subject to the United States Federal income tax on net income on the same basis that applies to United States persons generally. In the case of a Non-United States Holder which is a corporation, such effectively connected income also may be subject to the branch profits tax (which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits). Non-United States Holders should consult any applicable income tax treaties that may provide for a lower rate of withholding or other rules different from those described above. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of or exemption from withholding under the foregoing rules.

GAIN ON DISPOSITION

     A Non-United States Holder will generally not be subject to United States Federal income tax on gain recognized on a sale or other disposition of Common Shares unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or, if tax treaties apply, is attributable to a United States permanent establishment maintained by the Non-United States Holder, (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Common Shares as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of disposition and either such individual has a "tax home" in the United States or the gain is attributable to an office or other fixed place of business maintained by such individual in the United States,
(iii) the Company is or has been a "U.S. real property holding corporation" for United States Federal income tax purposes (which the Company does not believe that it is or is likely to become) and the Non-United States Holder holds or has held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5 percent of the Common Shares or (iv) the Non-United States Holder is subject to tax pursuant to the Internal Revenue Code of 1986, as amended, provisions applicable to certain United States expatriates. Gain that is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder will be subject to the United States Federal income tax on net income on the same basis that applies to United States persons generally (and, with respect to corporate holders, under certain circumstances, the branch profits tax) but will not be subject to withholding. Non-United States Holders should consult any applicable treaties that may provide for different rules.

FEDERAL ESTATE TAXES

     Common Shares owned or treated as owned by an individual who is not a citizen or resident of the United States at the date of death will be included in such individual's estate for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company must report annually to the Internal Revenue Service and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities of a country in which the Non-United States Holder resides.

     Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to dividends paid on the Common Shares to a Non-United States Holder. Payments by a United States office of a broker of the proceeds of a sale of the Common Shares are subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of the Common Shares by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     These information reporting and backup withholding rules are under review by the United States Treasury and their application to the Common Shares could be changed by future regulations. On April 15, 1996, the Internal Revenue Service issued proposed Treasury Regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The proposed Treasury Regulations, if adopted in their present form, would be effective for payments made after December 31, 1997. Prospective investors should consult their tax advisors concerning the potential adoption of such proposed Treasury Regulations and the potential effect on their ownership of the Common Shares.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a purchase agreement (the "U.S. Purchase Agreement") among the Company, each of the Selling Shareholders and each of the underwriters named below (the "U.S. Underwriters"), and concurrently with the sale of 820,000 Common Shares to the International Managers (as defined below), the Selling Shareholders have agreed to sell to each of the U.S. Underwriters, and each of the U.S. Underwriters severally has agreed to purchase from the Selling Shareholders, the number of Common Shares set forth opposite its name below.

                                                                           NUMBER OF
                                 U.S. UNDERWRITER                           SHARES
          --------------------------------------------------------------   ---------
          Merrill Lynch, Pierce, Fenner & Smith
                       Incorporated.....................................
          Lehman Brothers Inc. .........................................
          Smith Barney Inc. ............................................
          William Blair & Company, L.L.C................................

                                                                           ---------
                      Total.............................................   3,280,000
                                                                           =========

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Lehman Brothers Inc., Smith Barney Inc. and William Blair & Company, L.L.C. are acting as representatives (the "U.S. Representatives") of the U.S. Underwriters.

     The Company and the Selling Shareholders have also entered into a purchase agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") with certain underwriters outside the United States and Canada (collectively, the "International Managers," and together with the U.S. Underwriters, the "Underwriters"), for whom Merrill Lynch International, Lehman Brothers International (Europe), Smith Barney Inc. and William Blair & Company, L.L.C. are acting as representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 3,280,000 Common Shares to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Selling Shareholders have agreed to sell to the International Managers and the International Managers have severally agreed to purchase from the Selling Shareholders, an aggregate of 820,000 Common Shares. The public offering price per Common Share and the underwriting discount per Common Share are identical under the U.S. Purchase Agreement and the International Purchase Agreement. The respective percentages of the Common Shares to be sold by each of the Selling Shareholders will be identical in the U.S. Offering and the International Offering.


     In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the Common Shares being sold pursuant to each such Agreement if any of the Common Shares being sold pursuant to such Agreement are purchased. Under certain circumstances involving a default by an Underwriter, the commitments of non-defaulting U.S. Underwriters or International Managers (as the case may be) may be increased or the U.S. Purchase Agreement or the International Purchase Agreement (as the case may be) may be terminated. The sale of Common Shares to the U.S. Underwriters is conditioned upon the sale of Common Shares to the International Managers and vice versa.


     The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. The Underwriters are permitted to sell Common Shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell Common Shares will not offer to sell or sell Common Shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell Common Shares will not offer to sell or sell Common Shares to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

     The U.S. Representatives have advised the Company and the Selling Shareholders that the U.S. Underwriters propose initially to offer the Common Shares to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in
excess of $       per share. The U.S. Underwriters may allow, and such dealers
may reallow, a discount not in excess of $       per share on sales to certain
other dealers. After the initial public offering, the public offering price, concession and discount may be changed.


     Certain Selling Shareholders have granted an option to the U.S. Underwriters, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of 492,000 additional Common Shares at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Common Shares offered hereby. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional Common Shares proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. Such Selling Shareholders also have granted an option to the International Managers, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of 123,000 additional Common Shares to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 4,100,000 shares are being offered.


     The Company and the Selling Shareholders have agreed that they will not for a period of 180 days from the date of this Prospectus, without the prior written consent of Merrill Lynch, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any capital stock of the Company or any security convertible or exchangeable into, or exercisable for, such capital stock, or, in the case of the Company, file any registration statement with respect to any of the foregoing, except that the Company may, without such consent, issue options and Common Shares pursuant to the Stock Plans and the Employee Stock Purchase Plan.

     In connection with the Offerings, certain Underwriters or their respective affiliates who are qualified market makers on Nasdaq may engage in "passive market making" in the Common Shares on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act. Rule 10b-6A permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6 under the Exchange Act would otherwise prohibit such activity. Rule 10b-6A prohibits underwriters and selling group members engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on Nasdaq by a market maker that is not participating in the distribution. Under Rule 10b-6A, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed.

     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Shares to be sold in the Offerings are being passed upon for the Company and the Selling Shareholders by McDermott, Will & Emery, Chicago, Illinois. Mayer, Brown & Platt, Chicago, Illinois, is acting as counsel for the Underwriters in connection with certain legal matters relating to the sale of the Common Shares to be sold in the Offerings.

                                    EXPERTS

     The financial statements of the Company as of January 1, 1995 and December 31, 1995 and for each of the three fiscal years ended December 31, 1995 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, IL 60661, and 7 World Trade Center, New York, NY 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Registration Statement (as defined below) is also available on the Commission's web site at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, schedules and exhibits thereto, and all documents incorporated by reference therein, the "Registration Statement") under the Securities Act with respect to the Common Shares to be sold in the Offerings. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Shares to be sold in the Offerings, reference is made to the Registration Statement. Statements made in the Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996, its Current Report on Form 8-K dated October 17, 1996 and the description of the Common Shares contained in the Company's Registration Statement on Form 8-A for such securities, have been filed by the Company with the Commission pursuant to the Exchange Act and are incorporated herein by reference. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offerings shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date such documents were filed. Any statement contained in this Prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Investor Relations, APAC TeleServices, Inc., One Parkway North Center, Suite 510, Deerfield, Illinois 60015, telephone number
(847) 945-0055.

                            APAC TELESERVICES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                   PAGE
                                                                             ----------------
Report of Independent Public Accountants..................................         F-2
Balance Sheets as of January 1, 1995, December 31, 1995 and June 30,
  1996....................................................................         F-3
Statements of Income for the Fiscal Years Ended January 2, 1994, January
  1, 1995, and December 31, 1995 and for the Twenty-Six Weeks Ended July
  2, 1995 and June 30, 1996...............................................         F-4
Statements of Shareholders' Equity for the Fiscal Years Ended January 2,
  1994, January 1, 1995, and December 31, 1995 and for the Twenty-Six
  Weeks Ended June 30, 1996...............................................         F-5
Statements of Cash Flows for the Fiscal Years Ended January 2, 1994,
  January 1, 1995, and December 31, 1995 and for the Twenty-Six Weeks
  Ended July 2, 1995 and June 30, 1996....................................         F-6
Notes to Financial Statements.............................................   F-7 through F-16

                            APAC TELESERVICES, INC.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of APAC TeleServices, Inc.:

     We have audited the accompanying balance sheets of APAC TeleServices, Inc. (an Illinois corporation) as of January 1, 1995 and December 31, 1995, and the related statements of income, shareholders' equity and cash flows for the years ended January 2, 1994, January 1, 1995, and December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of APAC TeleServices, Inc. as of January 1, 1995 and December 31, 1995, and the results of its operations and its cash flows for the years ended January 2, 1994, January 1, 1995, and December 31, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
February 1, 1996

                            APAC TELESERVICES, INC.

                                 BALANCE SHEETS




                                                         JANUARY 1,     DECEMBER 31,   JUNE 30,
                                                            1995            1995         1996
                                                         -----------    ------------  -----------
                                                                                      (UNAUDITED)
                        ASSETS
------------------------------------------------------
CURRENT ASSETS
  Cash and cash equivalents...........................   $     1,186    $  4,185,916    $    14,169
  Short-term investments..............................            --      26,000,000      5,700,000
  Accounts receivable:
     Trade, less allowance for doubtful accounts of
       $240,000 at December 31, 1995 and $385,000 at
       June 30, 1996..................................     9,740,215      18,735,590     40,850,740
     Shareholder/officer..............................       299,073              --             --
  Prepaid expenses....................................        77,214         651,845        325,155
  Deferred preoperating costs.........................            --       1,142,219        323,969
                                                         -----------     -----------    -----------
       Current assets.................................    10,117,688      50,715,570     47,214,033
PROPERTY AND EQUIPMENT, net of accumulated
  depreciation and amortization.......................    11,062,926      23,616,367     44,905,068
                                                         -----------     -----------    -----------
       Total assets...................................   $21,180,614    $ 74,331,937    $92,119,101
                                                         ===========     ===========    ===========
                   LIABILITIES AND
                 SHAREHOLDERS' EQUITY
------------------------------------------------------
CURRENT LIABILITIES
  Current maturities of long-term debt................   $ 2,822,258    $    845,397    $   393,069
  Revolving credit facility...........................            --              --      2,000,000
  Book overdraft......................................     1,310,000              --      2,784,165
  Accounts payable....................................       272,509       2,222,347      2,822,191
  Income taxes payable................................            --       1,263,000      1,629,520
  Accrued expenses:
     Payroll, bonuses and related items...............     1,690,482       5,209,868      9,468,056
     Telecommunications...............................       223,189       1,734,036      2,326,269
     Other............................................       922,561       3,007,215      1,406,063
  Deferred income taxes...............................            --         580,000        120,000
  Dividends payable...................................            --       2,809,000             --
                                                         -----------     -----------    -----------
       Current liabilities............................     7,240,999      17,670,863     22,949,333
                                                         -----------     -----------    -----------
LONG-TERM DEBT, less current maturities...............     8,217,882       1,473,715      1,380,061
                                                         -----------     -----------    -----------
DEFERRED INCOME TAXES.................................            --       2,480,000      1,950,000
                                                         -----------     -----------    -----------
COMMITMENTS AND CONTINGENCIES.........................            --              --             --
SHAREHOLDERS' EQUITY:
  Preferred Shares, $0.01 par value; 50,000,000 shares
     authorized; none issued and outstanding..........            --              --             --
  Common Shares, $0.01 par value; 100,000,000 shares
     authorized at January 1, 1995 and December 31,
     1995 and 200,000,000 shares authorized at June
     30, 1996; 39,600,000, 46,200,000 and 46,276,708
     shares issued and outstanding at January 1, 1995,
     December 31, 1995 and June 30, 1996,
     respectively.....................................       396,000         462,000        462,767
  Additional paid-in capital..........................            --      49,071,750     50,367,831
  Retained earnings...................................     5,325,733       3,173,609     15,009,109
                                                         -----------     -----------    -----------
       Total shareholders' equity.....................     5,721,733      52,707,359     65,839,707
                                                         -----------     -----------    -----------
       Total liabilities and shareholders' equity.....   $21,180,614    $ 74,331,937    $92,119,101
                                                         ===========     ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                            APAC TELESERVICES, INC.

                              STATEMENTS OF INCOME

                                                                              FOR THE TWENTY-SIX WEEKS
                                       FOR THE FISCAL YEARS ENDED                       ENDED
                               ------------------------------------------    ---------------------------
                               JANUARY 2,     JANUARY 1,     DECEMBER 31,      JULY 2,        JUNE 30,
                                  1994           1995            1995           1995            1996
                               -----------    -----------    ------------    -----------    ------------
                                                                                     (UNAUDITED)
Net revenue................... $28,911,450    $46,618,487    $101,666,470    $40,642,346    $113,242,812
Operating expenses:
  Cost of services............  19,789,288     30,665,996      71,981,814     27,189,966      80,174,411
  Selling, general and
     administrative
     expenses.................   5,070,454      9,322,212      16,397,608      7,392,167      13,783,727
                               -----------    -----------    ------------    -----------    ------------
     Total operating
       expenses...............  24,859,742     39,988,208      88,379,422     34,582,133      93,958,138
                               -----------    -----------    ------------    -----------    ------------
       Income from
          operations..........   4,051,708      6,630,279      13,287,048      6,060,213      19,284,674
Investment income.............          --             --         284,252             --         423,912
Interest expense..............    (202,223)      (663,801)     (1,088,196)      (562,517)       (145,086)
                               -----------    -----------    ------------    -----------    ------------
       Income before income
          taxes...............   3,849,485      5,966,478      12,483,104      5,497,696      19,563,500
Income taxes:
  Income tax provision on C
     corporation income
     subsequent to October 16,
     1995.....................          --             --         550,000             --       7,728,000
  Deferred income taxes
     recorded in conjunction
     with termination of S
     corporation election on
     October 15, 1995.........          --             --       3,780,000             --              --
                               -----------    -----------    ------------    -----------      ----------
     Total income taxes.......          --             --       4,330,000             --       7,728,000
                               -----------    -----------    ------------    -----------    ------------
       Net income............. $ 3,849,485    $ 5,966,478    $  8,153,104    $ 5,497,696    $ 11,835,500
                               ===========    ===========    ============    ===========    ============
Pro forma income data
  (unaudited):
  Income before income taxes
     as reported.............. $ 3,849,485    $ 5,966,478    $ 12,483,104    $ 5,497,696
  Provision for income
     taxes....................          --             --       4,330,000             --
  Pro forma adjustment to
     recognize C corporation
     provision for income
     taxes....................   1,500,000      2,070,000         670,000      2,153,000
                               -----------    -----------    ------------    -----------
       Pro forma net income... $ 2,349,485    $ 3,896,478    $  7,483,104    $ 3,344,696
                               ===========    ===========    ============    ===========
  Net income per share (pro
     forma for Fiscal 1993,
     1994 and 1995)...........       $0.06          $0.10           $0.18          $0.08           $0.25
                               ===========    ===========    ============    ===========    ============
  Weighted average number of
     shares outstanding.......  40,086,000     40,086,000      41,624,000     40,086,000      47,869,000
                               ===========    ===========    ============    ===========    ============

   The accompanying notes are an integral part of these financial statements.

                            APAC TELESERVICES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                        COMMON SHARES
                                    ----------------------    ADDITIONAL                        TOTAL
                                      SHARES                    PAID-IN       RETAINED      SHAREHOLDERS'
                                      ISSUED       AMOUNT       CAPITAL       EARNINGS         EQUITY
                                    ----------    --------    -----------    -----------    -------------
BALANCE, January 3, 1993.........   39,600,000     396,000             --    $ 2,348,681     $  2,744,681
  Net income.....................           --          --             --      3,849,485        3,849,485
  S corporation distributions
     paid........................           --          --             --     (2,410,858)      (2,410,858)
                                    ----------    --------    -----------     ----------      -----------
BALANCE, January 2, 1994.........   39,600,000     396,000             --      3,787,308        4,183,308
  Net income.....................           --          --             --      5,966,478        5,966,478
  S corporation distributions
     paid........................           --          --             --     (4,428,053)      (4,428,053)
                                    ----------    --------    -----------     ----------      -----------
BALANCE, January 1, 1995.........   39,600,000     396,000             --      5,325,733        5,721,733
  Net income.....................           --          --             --      8,153,104        8,153,104
  S corporation distributions
     paid or accrued.............           --          --             --     (9,374,489)      (9,374,489)
  Capitalization of undistributed
     S corporation earnings in
     conjunction with termination
     of S corporation election on
     October 15, 1995............           --          --        897,739       (897,739)              --
  Issuance of common shares......    6,600,000      66,000     48,174,011        (33,000)      48,207,011
                                    ----------    --------    -----------     ----------      -----------
BALANCE, December 31, 1995.......   46,200,000     462,000     49,071,750      3,173,609       52,707,359
  Net income.....................           --          --             --     11,835,500       11,835,500
  Exercise of employee stock
     options, net of related tax
     benefit.....................       76,708         767      1,296,081             --        1,296,848
                                    ----------    --------    -----------     ----------      -----------
BALANCE, June 30, 1996
  (Unaudited)....................   46,276,708    $462,767    $50,367,831    $15,009,109     $ 65,839,707
                                    ==========    ========    ===========     ==========      ===========

   The accompanying notes are an integral part of these financial statements.

                            APAC TELESERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                              FOR THE TWENTY-SIX
                                                   FOR THE FISCAL YEARS ENDED                     WEEKS ENDED
                                           -------------------------------------------    ---------------------------
                                           JANUARY 2,     JANUARY 1,     DECEMBER 31,       JULY 2,        JUNE 30,
                                              1994           1995            1995            1995            1996
                                           -----------    -----------    -------------    -----------    ------------
                                                                                                  (UNAUDITED)
OPERATING ACTIVITIES
  Net income.............................. $ 3,849,485    $ 5,966,478    $  8,153,104     $ 5,497,696    $ 11,835,500
  Adjustments to reconcile net income to
    cash from operating activities:
    Depreciation and amortization.........   1,098,947      2,265,161       4,072,370       1,713,264       4,756,577
    Deferred income taxes.................          --             --       3,060,000              --        (990,000)
    Change in assets and liabilities:
      Accounts receivable.................  (2,061,113)    (5,491,525)     (8,696,302)     (5,548,736)    (22,115,150)
      Prepaid expenses....................     (29,452)        16,775        (574,631)       (173,426)        326,690
      Deferred preoperating costs.........          --             --      (1,142,219)       (273,750)        (52,580)
      Accounts payable....................      42,831       (356,375)      1,949,838       1,104,887         599,844
      Income taxes payable................          --             --       1,263,000              --         366,520
      Accrued expenses....................   1,359,156        470,168       7,114,887       3,834,045       3,249,269
                                           -----------    -----------    ------------     -----------    ------------
        Net cash provided (used) by
          operating activities............   4,259,854      2,870,682      15,200,047       6,153,980      (2,023,330)
INVESTING ACTIVITIES
  Sale (purchase) of short-term
    investments...........................          --             --     (26,000,000)             --      20,300,000
  Purchase of property and equipment,
    net...................................  (2,313,517)    (6,526,401)    (16,625,811)     (9,551,658)    (25,174,448)
                                           -----------    -----------    ------------     -----------    ------------
        Net cash used by investing
          activities......................  (2,313,517)    (6,526,401)    (42,625,811)     (9,551,658)     (4,874,448)
FINANCING ACTIVITIES
  Proceeds from refinanced credit
    facilities............................          --             --      11,787,520              --              --
  Retirement of credit facilities.........          --             --     (11,787,520)             --              --
  Proceeds from long-term debt............     748,190      8,164,937       6,702,149       6,690,265              --
  Payments on long-term debt..............    (674,701)    (1,448,022)    (15,423,177)     (1,366,025)       (545,982)
  Net proceeds (payments) under Revolving
    Facility..............................    (250,206)            --              --              --       2,000,000
  Increase (decrease) in book overdraft...          --      1,310,000      (1,310,000)        184,959       2,784,165
  Proceeds from sale of common shares.....          --             --      48,207,011              --              --
  Exercise of employee stock options......          --             --              --              --       1,296,848
  S corporation distributions paid........  (2,410,858)    (4,428,053)     (6,565,489)     (2,067,086)     (2,809,000)
                                           -----------    -----------    ------------     -----------    ------------
        Net cash provided (used) by
          financing activities............  (2,587,575)     3,598,862      31,610,494       3,442,113       2,726,031
                                           -----------    -----------    ------------     -----------    ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.............................    (641,238)       (56,857)      4,184,730          44,435      (4,171,747)
Cash and cash equivalents at beginning of
  period..................................     699,281         58,043           1,186           1,186       4,185,916
                                           -----------    -----------    ------------     -----------    ------------
        Cash and cash equivalents at end
          of period....................... $    58,043    $     1,186    $  4,185,916     $    45,621    $     14,169
                                           ===========    ===========    ============     ===========    ============
SUPPLEMENTAL DISCLOSURES
  Cash flow information--cash paid during
    the period for
    Interest.............................. $   207,163    $   664,170    $  1,099,309     $   562,517    $    208,342
    Income taxes.......................... $        --    $        --    $         --     $        --    $  7,581,408
                                           ===========    ===========    ============     ===========    ============
  Non-cash investing activities--capital
    lease obligations used to purchase
    equipment............................. $ 2,811,951             --              --              --              --
                                           ===========    ===========    ============     ===========    ============
  Non-cash financing activities--dividend
    payable to S corporation shareholders
    representing undistributed taxable
    income prior to conversion to a C
    corporation on October 16, 1995.......          --             --    $  2,809,000              --              --
                                           ===========    ===========    ============     ===========    ============

   The accompanying notes are an integral part of these financial statements.

                            APAC TELESERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

     The financial statements and related notes thereto as of June 30, 1996, and for the twenty-six weeks ended July 2, 1995 and June 30, 1996, are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth herein. Operating results for the twenty-six weeks ended June 30, 1996 are not necessarily indicative of results that may be expected for the fiscal year ended December 29, 1996. The principal accounting policies of APAC TeleServices, Inc. (the "Company") are as follows:

     (a) Fiscal Year. The Company has a 52/53 week fiscal year that ends on the Sunday closest to December 31.

     (b) Industry Information. The Company provides high volume telephone-based sales, marketing and customer management solutions for corporate clients operating in the telecommunications, insurance, financial, and business and consumer industries throughout the United States. The nature of the industry is such that the Company is dependent on several large clients for a significant portion of its annual revenues. The Company had four, one, two and two client(s) which each accounted for more than ten percent of the Company's net revenue for the fiscal years ended January 2, 1994, January 1, 1995 and December 31, 1995 and the twenty-six weeks ended June 30, 1996, respectively. For the periods ended (a) January 2, 1994, such four clients accounted for 20%, 12%, 10% and 10% of the Company's net revenue, respectively, (b) January 1, 1995, such client accounted for 24% of the Company's net revenue (c) December 31, 1995, such two clients accounted for 16% and 14% of the Company's net revenue, and (d) June 30, 1996, such two clients accounted for 36% and 20% of the Company's net revenue, respectively. The loss of one or more of these major clients could have a materially adverse effect on the Company's business.

     (c) Cash and Cash Equivalents. Cash and cash equivalents consist of cash in banks and overnight securities.

     (d) Short-term Investments. The Company invests excess operating cash in instruments with maturities of twelve months or less. The Company intends to hold such investments, which may consist of short-term municipal preferred securities, certificates of deposits, U.S. Treasury and Agency securities, repurchase agreements, and others, to maturity. At December 31, 1995 and June 30, 1996, short-term investments consist of municipal preferred securities with maturities of less than 50 days. The market value of such investments (including interest) is equal to the cost basis.

     (e) Property and Equipment. Property and equipment are stated at cost less accumulated depreciation. Major improvements are capitalized and charged to expense through depreciation. Repairs and maintenance are charged to expense as incurred. General and administrative costs associated with the opening of new Company call centers are expensed as incurred. Upon sale or retirement, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is recorded in the statement of income. Depreciation is determined using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes over the estimated useful lives of the respective assets. Equipment recorded under capital leases is amortized on a straight-line basis over the shorter of the estimated useful life of the assets or the lease term.

     (f) Revenue Recognition. The Company recognizes revenue on programs as services are performed for its clients, generally based upon hours incurred.

     (g) Deferred Preoperating Costs. Effective July 10, 1995 the Company entered into a four and one-half year contract to provide telephone-based services from a number of client-owned facilities. The Company incurred preoperating costs directly associated with the contract. Preoperating costs include training and other associated costs for new personnel who will be providing service under the contract during its term and are

                            APAC TELESERVICES, INC.

amortized over a 12-month period beginning on the date the facility to which they relate is staffed and ready for operations.

     (h) Concentration of Credit Risk. Concentration of credit risk is limited to trade accounts receivable and is subject to the financial conditions of certain major clients described in Industry Information above. Two of these clients are engaged in transactions with each other and represent a single credit risk to the Company. The Company does not require collateral or other security to support clients' receivables. The Company conducts periodic reviews of its clients' financial conditions and vendor payment practices to minimize collection risks on trade accounts receivable.

     (i) Management's Estimates. Management has made certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities during the preparation of the financial statements. Actual results could differ from these estimates. However, management does not believe they would have a material effect on operating results.

     (j) Net Income Per Share. Pro forma and actual net income per share amounts are computed based upon the weighted average number of common shares and common share equivalents outstanding during each period presented after retroactive adjustments for stock splits and all options granted. Supplementary, pro forma net income per common share and common share equivalents would not have been materially different than that reflected on the accompanying income statement for the years ended January 1, 1995 and December 31, 1995 had the debt retirement in connection with the Company's initial public offering taken place January 2, 1994.

     (k) Training costs. The Company maintains ongoing training programs for its employees. The cost of this training is expensed when incurred. In addition, certain contracts require clients to reimburse the Company for specific training. These costs are billed to clients and expensed as incurred.

     (l) Accounting for Stock-Based Compensation. The Company currently utilizes Accounting Principles Board Opinion No. 25 in its accounting for stock options. In October, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("Statement 123"), "Accounting for Stock-Based Compensation." The accounting method as provided in the pronouncement is not required to be adopted; however, it is encouraged. The Company does not anticipate adopting the accounting provisions of Statement 123. Had the Company accounted for its stock options in accordance with Statement 123, pro forma net income and pro forma net income per share would have been approximately $7,310,000 and $0.18 in fiscal 1995 and approximately $11,175,000 and $0.23 in the first twenty-six weeks of fiscal 1996. The pro forma disclosure is not likely to be indicative of pro forma results which may be expected in future years because of the fact that options vest over several years, compensation expense is recognized as the options vest and additional awards may also be granted.

2. INCOME TAXES

     Prior to the initial public offering of the Company's Common Shares completed on October 16, 1995 the Company included its income and expenses with those of its shareholders for Federal and certain state income tax purposes (an S corporation election). Accordingly, the Statements of Income for the fiscal years ended January 2, 1994, and January 1, 1995, do not include a provision for Federal income taxes. In connection with the Company's initial public offering in October, 1995, the Company terminated its S corporation election and accordingly recorded a deferred income tax liability and corresponding income tax expense of $3,780,000, arising from a change in the Company's tax status and a change from the cash basis to the accrual basis of accounting for tax purposes. Beginning October 16, 1995, the Company provides for deferred income taxes under the asset and liability method of accounting. This method requires the recognition of deferred income taxes based upon the tax consequences of "temporary differences" by applying enacted statutory tax rates

                            APAC TELESERVICES, INC.

applicable to future years to differences between the financial statements carrying amounts and the tax basis of existing assets and liabilities.

     The provision for income taxes for the year ended December 31, 1995 and the twenty-six weeks ended June 30, 1996, consists of the following:

                                                                              TWENTY-SIX
                                                               YEAR ENDED     WEEKS ENDED
                                                              DECEMBER 31,     JUNE 30,
                                                                  1995           1996
                                                              ------------    -----------
                                                                              (UNAUDITED)
          Current:
               Federal.....................................    $  920,000     $7,218,000
               State.......................................       350,000      1,500,000
                                                               ----------     ----------
                    Total current provision................     1,270,000      8,718,000
          Deferred:
               Federal.....................................      (582,000)      (801,000)
               State.......................................      (138,000)      (189,000)
                                                               ----------     ----------
                    Total deferred provision...............      (720,000)      (990,000)
          Initial recognition of deferred income taxes
            resulting from change in tax status............     3,780,000             --
                                                               ----------     ----------
                    Total income tax provision.............    $4,330,000     $7,728,000
                                                               ==========     ==========

     A reconciliation of statutory Federal tax rate to the pro forma and actual effective income tax rate for the year ended December 31, 1995 and the twenty-six weeks ended June 30, 1996, is as follows:

                                                             YEAR ENDED         TWENTY-SIX
                                                          DECEMBER 31, 1995     WEEKS ENDED
                                                         -------------------     JUNE 30,
                                                         PRO-FORMA    ACTUAL       1996
                                                         ---------    ------    -----------

                                                                                (UNAUDITED)
          Statutory rate..............................      35.0%       35.0%       35.0%
                                                         ==========   =========== ==========
          State taxes, net of Federal benefit and
            state credits.............................       5.3         1.7         4.4
          Tax-exempt investment income................      (0.6)       (0.6)       (0.6)
          Targeted Jobs Tax Credit....................      (1.1)         --        (0.1)
          Income taxes recognized as a result of a
            change in tax status......................        --        30.3          --
          S corporation income taxed to its
            shareholders..............................        --       (33.2)         --
          Other.......................................       1.5         1.5         0.8
                                                         -------       -----       -----

                    Effective rate....................      40.1%       34.7%       39.5%
                                                         =======     =======     =======

     The pro forma income data in the Statements of Income provides information as if the Company had been treated as a C corporation for income tax purposes for all periods presented.

                            APAC TELESERVICES, INC.

     The significant components of deferred income tax assets and liabilities as of December 31, 1995 and June 30, 1996, are as follows:


                                                              DECEMBER 31,     JUNE 30,
                                                                  1995           1996
                                                              ------------    ----------
                                                                              (UNAUDITED)
          Deferred income tax assets:
               Payroll and related.........................    $  397,000     $  674,000
               Allowance for doubtful accounts.............       110,000        172,000
               Other.......................................       176,000         68,000
                                                               ----------     ----------
                    Total deferred income tax assets.......       683,000        914,000
          Deferred income tax liabilities:
               Change in tax accounting method (cash to
                 accrual)..................................     2,756,000      2,297,000
               Preoperating costs..........................       303,000         78,000
               Fixed assets................................       272,000        204,000
               Other.......................................       412,000        405,000
                                                               ----------     ----------
                    Total deferred income tax
                      liabilities..........................     3,743,000      2,984,000
                                                               ==========     ==========
               Net deferred income tax liabilities.........    $3,060,000     $2,070,000
                                                               ==========     ==========

     No valuation allowance for deferred income tax assets at December 31, 1995 and June 30, 1996 has been recorded as the Company believes it is more likely than not the deferred tax assets will be realized in the future.

     In connection with the initial public offering, the Company and certain of its shareholders entered into a tax agreement. The agreement provides that the Company will indemnify such shareholders against additional income taxes resulting from adjustments made (as a result of a final determination made by a competent tax authority) to the taxable income reported by the Company as an S corporation for the periods prior to the initial public offering, but only to the extent those adjustments result in a decrease in income taxes otherwise payable by the Company.


     As of December 31, 1995, the Company had accrued dividends of $2,809,000, based upon the undistributed taxable income attributable to the Company's tax status as an S corporation prior to the initial public offering. These dividends were paid in fiscal 1996 to the Company's S Corporation shareholders of record prior to its initial public offering when the Company finalized its corporate income tax returns.


3. PROPERTY AND EQUIPMENT

     At January 1, 1995, December 31, 1995 and June 30, 1996, property and equipment along with corresponding estimated useful lives consists of the following:



                                             JANUARY 1,     DECEMBER 31,      JUNE 30,      ESTIMATED
                                                1995            1995            1996           LIFE
                                             -----------    ------------    ------------    ----------
                                                                             (UNAUDITED)
Building and leasehold improvements.......   $ 3,320,545    $  7,214,706    $ 10,876,989    2-39 years
Telecommunications equipment..............     9,538,305      16,648,311      31,691,407     5-7 years
Furniture and office equipment............     2,614,933       6,175,863       8,683,623     5-7 years
Construction in progress..................       159,787       2,065,989       6,027,300            --
                                             -----------     -----------    ------------
     Total property and equipment.........    15,633,570      32,104,869      57,279,319
Less accumulated depreciation.............    (4,570,644)     (8,488,502)    (12,374,251)
                                             -----------     -----------    ------------
     Property and equipment, net..........   $11,062,926    $ 23,616,367    $ 44,905,068
                                             ===========     ===========    ============

                            APAC TELESERVICES, INC.

     The gross cost of equipment capitalized under capital lease obligations included above is $4,426,032 at January 1, 1995, December 31, 1995 and June 30, 1996.

4. DEBT

     In August, 1995, the Company refinanced its line-of-credit facilities with a syndicate of banks. Proceeds from refinancing were used to retire outstanding credit facilities in the amount of $11,787,520. As of December 31, 1995, the Company had three separate line-of-credit facilities in place. The credit lines consisted of a revolving facility of $10,000,000 and two capital expenditure facilities totaling $21,212,480. At any time during the term of the capital expenditure facilities, the Company could elect to convert all or part of the outstanding draws into a term loan which would mature in 2000 provided that the amount being converted was equal to or greater than $1,000,000. Amounts borrowed and repaid in full under the capital expenditure facilities permanently reduced the borrowing availability under these facilities. The credit lines were secured by substantially all of the Company's non-real estate business assets. At December 31, 1995, the Company had no borrowings under these lines of credit.

     In June 1996, the Company entered into a new unsecured line-of-credit facilities agreement (the "Credit Facility") with a syndicate of banks, and terminated all prior line-of-credit facilities. As of June 30, 1996, the Company had two separate line-of-credit facilities in place. The credit lines consist of a revolving facility of $20,000,000 (the "Revolving Facility") and a $20,000,000 revolving credit facility which may be converted into a term loan (the "Convertible Revolving Facility"). At June 30, 1996, the Company had borrowings of $2,000,000 under the Revolving Facility.

     The Revolving Facility matures in May 1999, with two one year renewal options which is subject to the lenders acceptance. At June 30, 1996, the Company had $18,000,000 of unused availability under the Revolving Facility. The effective interest rate on outstanding borrowings was 8.25% at June 30, 1996.

     The Convertible Revolving Facility expires in May 2000, unless converted to a term loan. At any time during the term of the Convertible Revolving Facility, the Company may elect to convert all or part of the outstanding draws into a term loan which matures in quarterly installments beginning on the last day of the calendar quarter during which the term loan was made and terminates the earlier of the third anniversary of the relevant commencement date or May 31, 2001. The minimum amount which can be converted at any one time is $1,000,000. As of June 30, 1996, the Company had $20,000,000 of unused availability under the Convertible Revolving Facility.

     The Company has several interest rate options available under the Credit Facility. The options include a domestic rate, an adjusted LIBOR rate, a treasury rate and a fixed rate. The actual interest rate charged is based on the existing market rate at the time the rate is selected by the Company, plus a specified level of basis points, depending on the maintenance of certain financial covenants. At June 30, 1996, the Company's effective borrowing rate using the adjusted LIBOR rate would have been 5 1/2%. The Company is required to maintain certain financial covenants, and is restricted in its ability to pay dividends on Common Shares under terms of the Credit Facility. At June 30, 1996, the Company was in compliance with all covenants.

                            APAC TELESERVICES, INC.

     Long-term debt at January 1, 1995, December 31, 1995 and June 30, 1996 consists of the following:




                                                       JANUARY 1,     DECEMBER 31,     JUNE 30,
                                                          1995            1995           1996
                                                       -----------    ------------    -----------
                                                                                      (UNAUDITED)
    Convertible revolving facility..................   $        --     $       --     $        --
    Bank notes, secured by related equipment,
      bearing interest at the bank's prime interest
      rate..........................................     4,000,000             --              --
    Bank installment note, personally guaranteed by
      a shareholder, payable in monthly installments
      of $50,000 plus accrued interest through
      September, 1999, at the bank's prime interest
      rate..........................................     2,850,000             --              --
    Bank installment notes, secured by a building,
      payable in varying installments through
      October, 1999, with a weighted average
      interest rate of 9.3%.........................       301,182             --              --
    Industrial Revenue Bonds, collateralized by a
      building, payable in varying monthly
      installments through June, 2008, bearing
      interest at 7.0% adjustable semiannually
      thereafter to 71% of the average yield rate of
      U.S. Treasury Bonds with a floor of 7.0% (7.0%
      at December 31, 1995 and June 30, 1996).......     1,528,364      1,466,412       1,433,045
    Capital lease obligations, secured by related
      equipment, payable in varying monthly
      installments through 1998, with a weighted
      average interest rate of 8.5%.................     2,360,594        852,700         340,085
                                                       -----------     ----------      ----------
           Total long-term debt.....................    11,040,140      2,319,112       1,773,130
    Less current maturities.........................    (2,822,258)      (845,397)       (393,069)
                                                       -----------     ----------      ----------
           Long-term debt, net......................   $ 8,217,882     $1,473,715     $ 1,380,061
                                                       ===========     ==========      ==========


     The principal payments of long-term debt mature as follows:

               Remainder of 1996.............................................   $  301,245
               1997..........................................................      146,474
               1998..........................................................       78,759
               1999..........................................................       85,502
               2000..........................................................       92,842
               2001 and thereafter...........................................    1,068,308
                                                                                ----------
                    Total long-term debt.....................................   $1,773,130
                                                                                ==========

                            APAC TELESERVICES, INC.

5. LEASE COMMITMENTS

     The Company leases administrative offices and telephone call centers at several locations through 2001. Rent expense for the fiscal years ended January 2, 1994, January 1, 1995, December 31, 1995 and the twenty-six weeks ended July 2, 1995 and June 30, 1996 was $533,944, $1,011,185, $1,567,493, $625,967, and
$1,362,316, respectively. In addition, the Company has several capital leases covering certain operating equipment. Minimum future rental payments at June 30, 1996 are as follows:


                                                                  OPERATING      CAPITAL
                                                                    LEASES       LEASES
                                                                  ----------    ---------
        Remainder of 1996......................................   $1,642,609    $ 274,815
        1997...................................................    2,971,082       76,384
        1998...................................................    2,033,064           --
        1999...................................................      983,098           --
        2000...................................................      565,016           --
        2001...................................................       84,853           --
                                                                  ----------    ---------
               Total...........................................   $8,279,722      351,199
                                                                  ==========
        Less amount representing interest at an average effective rate of
          8.5%..............................................................      (11,055)
                                                                                ---------
        Present value of net minimum rent payments..........................      340,144
                                                                                ---------
        Less amounts due within one year....................................     (293,847)
                                                                                ---------
        Amounts due beyond one year.........................................    $  46,297
                                                                                =========


6. CAPITAL STOCK

     Effective March 31, 1994, the Company authorized and issued a 60,000-for-1 stock split of Common Shares. On September 8, 1995, the Company completed a 3.3:1 stock split. On May 15, 1996, the Company completed a 2-for-1 stock split in the form of a stock dividend. All per share information included in these financial statements has been adjusted to reflect these splits retroactively.

     On October 16, 1995, the Company issued 6,600,000 Common Shares in connection with an initial public offering.

     At June 30, 1996, the Company had reserved 5,915,034 Common Shares for issuance in connection with the exercise of stock options or purchases under the Company's employee stock purchase plan.

7. STOCK OPTIONS

     The Company has granted options to purchase Common Shares under several plans. In 1995, the Company adopted an Incentive Stock Plan and a Nonemployee Director Stock Option Plan. Officers, key employees and non-employee consultants may be granted non-qualified stock options, incentive stock options, stock appreciation rights, performance shares and stock awards under the Incentive Stock Plan. A committee of the Board of Directors administers the Incentive Stock Plan and is authorized to determine the key employees to whom, and the times at which, the options and other benefits are to be granted, the number of shares subject to each option, the applicable vesting schedule, and the exercise price provided that the exercise price may not be less than 100% and 85% of the fair market value of the Common Shares at the date of grant for incentive stock options and non-qualified stock options, respectively. The Nonemployee Director Stock Option Plan provides for annual grants of non-qualified stock options to each non-affiliated Director of the Company. The option will allow such Directors to purchase 5,000 Common Shares at an amount equal to the fair market value of the Common Shares on the date of grant. These options vest equally over a three year period. Options under both plans expire at periods between ten and fifteen years after issuance.

                            APAC TELESERVICES, INC.

     On May 26, 1995, the Company granted an officer an option to purchase 565,034 Common Shares at an aggregate price of $1,764,705, with an average exercise price of $3.12 per share. Upon sale of all or substantially all its assets or stock prior to May 1998, the officer has the right to sell this option back to the Company for an amount determined with reference to the amount received in such sale. The option vests 20% on May 31 of each year through 2000 and has a term of 10 years. The weighted average fair value of this option at the date of grant was $1.83 per share, based upon the assumptions described below using the Black-Scholes option pricing model. At June 30, 1996, 113,007 of these options were vested.

     Stock option activity for the Company's stock option plans for the year ended December 31, 1995 and the twenty-six weeks ended June 30, 1996, is as follows:

                                                           WEIGHTED   NONEMPLOYEE DIRECTOR    WEIGHTED
                                 INCENTIVE STOCK PLAN      AVERAGE      STOCK OPTION PLAN     AVERAGE
                               -------------------------   EXERCISE   ---------------------   EXERCISE
                                SHARES      PRICE RANGE     PRICE     SHARES    PRICE RANGE    PRICE
                               ---------   -------------   --------   -------   -----------   --------
    Outstanding as of January
      2, 1995................         --              --        --         --            --        --
      Granted................  1,312,784    $6.31-$15.44    $ 6.43     30,000        $ 8.00    $ 8.00
      Exercised..............         --              --        --         --            --        --
      Cancelled..............         --              --        --         --            --        --
                               ---------                              -------
    Outstanding as of
      December 31, 1995......  1,312,784    $6.31-$15.44    $ 6.43     30,000        $ 8.00    $ 8.00
                               =========                              =======
      Granted................    727,000     13.44-38.38     22.66     10,000         38.12     38.12
      Exercised..............    (74,346)      6.31-8.00      6.50         --            --        --
      Cancelled..............   (113,135)     6.21-22.44      7.95    (10,000)         8.00      8.00
                               ---------                              -------
    Outstanding as of June
      30, 1996 (Unaudited)...  1,852,303      6.31-38.38     13.18     30,000    8.00-38.12     18.04
                               =========                              =======
    Stock options exercisable
      at December 31, 1995...      9,120                      6.31         --
                               =========                              =======
      at June 30, 1996
         (Unaudited).........     91,235                      6.31         --
                               =========                              =======

     The fair value of each option is estimated on the date of grant based on the Black-Scholes option pricing model assuming among other things, no dividend yield, a risk free interest rate of 6.5%, expected volatility of 70% and expected life of 7.5 years.

     The weighted average fair value of options granted under the Company's stock option plans for the periods ended December 31, 1995 and June 30, 1996 was $2.64 and $13.00, respectively. As of June 30, 1996, the remaining contractual life of all options was approximately ten years.

8. COMMITMENTS AND CONTINGENCIES

     During the fiscal years ended January 1, 1995 and December 31, 1995 and the twenty-six weeks ended June 30, 1996, the Company received funds from several community colleges under various job-training agreements. These funds are provided to subsidize the Company for costs it incurs in creating new job positions. The community colleges raise these funds through the issuance of bonds, which have varying maturity dates through June 1, 2003. Under the terms of the agreements, the Company deposits amounts into a bond escrow account based upon a percentage of gross payroll dollars associated with the new job positions created and receives a state tax credit equivalent to the amounts deposited. The Company has guaranteed that sufficient funds are in escrow to meet the bond maturities. At January 1, 1995, December 31, 1995 and

                            APAC TELESERVICES, INC.

June 30, 1996, the Company had guaranteed the repayment of $900,000, $974,000 and $892,000 respectively, of the remaining outstanding bond obligations. At June 30, 1996, it is the Company's best estimate that the deposits made into escrow will be adequate to cover the cost of the maturing bonds.

9. BENEFIT PLANS

     In October, 1995 the Company adopted a 401(k) savings plan. Employees, meeting certain eligibility requirements, as defined, may contribute up to 15% of pre-tax gross wages, subject to certain restrictions. The Company makes matching contributions of 25% of the first 6% of employee wages contributed to the plan. Company matching contributions vest 20% per year over a five year period. For the year ended December 31, 1995 and the twenty-six weeks ended June 30, 1996, the Company made matching contributions of approximately $16,000 and $48,000 to the plan, respectively.

     In 1996, shareholders of the Company adopted an employee stock purchase plan. The plan is administered by the Compensation Committee and permits eligible employees to purchase an aggregate of 600,000 Common Shares at 85% of the lesser of the current market closing price of the Company's Common Shares at the beginning or end of a quarter. Employees may annually purchase Common Shares up to the lesser of 15% of their gross wages or $25,000.

10. QUARTERLY DATA (UNAUDITED):

                                   FIRST         SECOND          THIRD         FOURTH           FULL
 FOR THE FISCAL YEARS ENDED       QUARTER        QUARTER        QUARTER        QUARTER          YEAR
-----------------------------   -----------    -----------    -----------    -----------    ------------
January 1, 1995
  Net revenue................   $ 9,352,335    $11,350,747    $10,610,087    $15,305,318    $ 46,618,487
  Gross profit...............     2,645,195      3,770,026      3,126,008      6,411,262      15,952,491
  Net income.................       615,415        952,096      1,052,246      3,346,721       5,966,478
  Pro forma net income.......       399,481        618,030        688,657      2,190,310       3,896,478
  Pro forma net income per
     share...................   $      0.01    $      0.02    $      0.02    $      0.05    $       0.10
                                ===========    ===========    ===========    ===========    ============
December 31, 1995
  Net revenue................   $17,864,765    $22,777,581    $24,142,850    $36,881,274    $101,666,470
  Gross profit...............     6,383,646      7,068,734      6,706,080      9,526,196      29,684,656
  Net income.................     2,526,099      2,971,597      2,231,587        423,821       8,153,104
  Pro forma net income.......     1,536,832      1,807,864      1,354,656      2,783,752       7,483,104
  Pro forma net income per
     share...................   $      0.04    $      0.05    $      0.03    $      0.06    $       0.18
                                ===========    ===========    ===========    ===========    ============
December 29, 1996
  Net revenue................   $48,144,496    $65,098,316
  Gross profit...............    13,757,657     19,310,744
  Net income.................     4,714,901      7,120,588
  Net income per share.......   $      0.10    $      0.15
                                ===========    ===========

11. TRANSACTIONS WITH RELATED PARTIES

     The Company made distributions to its S corporation shareholders of record prior to the Company's initial public offering. Such payments related to shareholder tax obligations and undistributed S corporation taxable income.

                            APAC TELESERVICES, INC.

     In January, 1996, the Company hired The Shechtman Group, a management consulting firm, to provide various human resource consulting related services. The chief executive officer and Managing Director of The Shechtman Group is also a director of the Company. At June 30, 1996, the Company has incurred consulting expenses of approximately $445,000 relating to the services provided by The Schechtman Group. These consulting expenses are classified under selling, general and administrative expenses as of June 30, 1996.


     In February 1996, several shareholders of the Company sold an aggregate of 3,385,000 Common Shares in an underwritten public offering pursuant to a registration rights agreement which was entered into by the Company and such shareholders prior to the Company's initial public offering. The offering costs, totalling approximately $360,000, were paid by the Company and have been classified under selling, general and administrative expenses during the twenty-six weeks ended June 30, 1996. The Company did not receive any proceeds from the sale of these Common Shares.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary....................     3
Risk Factors..........................     7
Use of Proceeds.......................    11
Price Range for Common Shares and
  Dividend Policy.....................    11
Capitalization........................    12
Selected Financial and Operating
  Data................................    13
Recent Developments...................    14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    15
Business..............................    20
Management............................    29
Principal and Selling Shareholders....    35
Description of Capital Stock..........    37
Shares Eligible for Future Sale.......    38
Certain United States Federal Tax
  Consequences to Non-United States
  Holders.............................    39
Underwriting..........................    41
Legal Matters.........................    43
Experts...............................    43
Additional Information................    43
Incorporation of Certain Documents by
  Reference...........................    43
Index to Financial Statements.........   F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                4,100,000 SHARES

                                  [APAC LOGO]

                            APAC TELESERVICES, INC.

                                 COMMON SHARES
                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                              MERRILL LYNCH & CO.
                                LEHMAN BROTHERS
                               SMITH BARNEY INC.
                            WILLIAM BLAIR & COMPANY
                                            , 1996

------------------------------------------------------
------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
                   [ALTERNATE INTERNATIONAL PROSPECTUS PAGE]
                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED OCTOBER 18, 1996

PROSPECTUS
                                4,100,000 SHARES

                            APAC TELESERVICES, INC.
                                 COMMON SHARES                       [APAC LOGO]
                            ------------------------
     Of the 4,100,000 Common Shares of APAC TeleServices, Inc., an Illinois corporation (the "Company" or "APAC"), being offered hereby, 820,000 shares are being offered outside the United States and Canada by the International Managers (the "International Offering") and 3,280,000 shares are being offered in a concurrent offering inside the United States and Canada by the U.S. Underwriters (the "U.S. Offering," and together with the International Offering, the "Offerings"). The public offering price and the aggregate underwriting discount per share are identical for each of the Offerings. See "Underwriting."

     All of the Common Shares offered hereby are being sold by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of Common Shares by the Selling Shareholders.


     The Common Shares are quoted on the Nasdaq National Market under the symbol "APAC." The last reported sale price of the Common Shares on the Nasdaq National Market on October 17, 1996 was $52 3/8 per share. See "Price Range for Common Shares and Dividend Policy."


     SEE "RISK FACTORS" ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                                                                                PROCEEDS TO
                                         PRICE             UNDERWRITING           SELLING
                                       TO PUBLIC           DISCOUNT(1)          SHAREHOLDERS
------------------------------------------------------------------------------------------------
Per Share.........................          $                   $                    $
------------------------------------------------------------------------------------------------
Total(2)..........................          $                   $                    $
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

(1) The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Certain Selling Shareholders have granted the International Managers and to the U.S. Underwriters options, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 123,000 and 492,000 additional Common Shares, respectively, on the same terms as set forth above, to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Selling
    Shareholders will be $            , $          and $            ,
    respectively. See "Underwriting."
                            ------------------------

     The Common Shares are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Shares will be made in New York, New York on or about
          , 1996.
                            ------------------------

MERRILL LYNCH INTERNATIONAL
               LEHMAN BROTHERS
                               SMITH BARNEY INC.
                                            WILLIAM BLAIR & COMPANY
                            ------------------------

                The date of this Prospectus is           , 1996.

                   [ALTERNATE INTERNATIONAL PROSPECTUS PAGE]

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an international purchase agreement (the "International Purchase Agreement") among the Company, each of the Selling Shareholders and each of the underwriters named below (the "International Managers"), and concurrently with the sale of 3,280,000 Common Shares to the U.S. Underwriters (as defined below), the Selling Shareholders have agreed to sell to each of the International Managers, and each of the International Managers severally has agreed to purchase from the Selling Shareholders, the number of Common Shares set forth opposite its name below.

                                                                            NUMBER OF
                              INTERNATIONAL MANAGERS                         SHARES
          ---------------------------------------------------------------   ---------
          Merrill Lynch International....................................
          Lehman Brothers International (Europe) ........................
          Smith Barney Inc. .............................................
          William Blair & Company, L.L.C.................................

                                                                            ---------
                      Total..............................................    820,000
                                                                            =========

     Merrill Lynch International, Lehman Brothers International (Europe), Smith Barney Inc. and William Blair & Company, L.L.C. are acting as representatives (the "International Representatives") of the International Managers.

     The Company and the Selling Shareholders have also entered into a purchase agreement (the "U.S. Purchase Agreement" and, together with the International Purchase Agreement, the "Purchase Agreements") with certain underwriters in the United States and Canada (collectively, the "U.S. Underwriters," and together with the International Managers, the "Underwriters"), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Lehman Brothers Inc., Smith Barney Inc. and William Blair & Company, L.L.C. are acting as representatives (the "U.S. Representatives" and, together with the International Representatives, the "Representatives"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 820,000 Common Shares to the International Managers pursuant to the International Purchase Agreement, the Selling Shareholders have agreed to sell to the U.S. Underwriters, and the U.S. Underwriters have severally agreed to purchase from the Selling Shareholders, an aggregate of 3,280,000 Common Shares. The public offering price per Common Share and the underwriting discount per Common Share are identical under the International Purchase Agreement and the U.S. Purchase Agreement. The respective percentages of the Common Shares to be sold by each of the Selling Shareholders will be identical in the U.S. Offering and the International Offering.


     In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the Common Shares being sold pursuant to each such Agreement if any of the Common Shares being sold pursuant to such Agreement are purchased. Under certain circumstances involving a default by an Underwriter, the commitments of non-defaulting International Managers or U.S. Underwriters (as the case may be) may be increased or the International Purchase Agreement or the U.S. Purchase Agreement (as the case may be) may be terminated. The sale of Common Shares to the International Managers is conditioned upon the sale of Common Shares to the U.S. Underwriters and vice versa.


     The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. The Underwriters are permitted to sell Common Shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the International Managers and any dealer to whom they sell Common Shares will not offer to sell or sell Common Shares to persons who are U.S. or Canadian persons or to persons they believe intend to resell to persons who are U.S. or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell Common Shares will not offer to sell or sell Common Shares to non-U.S. persons or to non-Canadian persons or to persons they believe intend to resell to non-U.S. persons or non-Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

                   [ALTERNATE INTERNATIONAL PROSPECTUS PAGE]

     The International Representatives have advised the Company and the Selling Shareholders that the International Managers propose initially to offer the Common Shares to the public at the public offering price set forth on the cover page of this Prospectus, and to certain selected dealers at such price less a
concession not in excess of $     per share. The International Managers may
allow, and such dealers may reallow, a discount not in excess of $     per share
on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     Each International Manager has agreed that (i) it has not offered or sold, and will not for a period of six months following consummation of the Offerings offer or sell, in the United Kingdom by means of any document, any Common Shares offered hereby, other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the Common Shares in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the Common Shares if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995, as amended, or is a person to whom the document may otherwise lawfully be issued or passed on.

     Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover page hereby.


     Certain Selling Shareholders have granted an option to the International Managers, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of 123,000 additional Common Shares at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The International Managers may exercise this option only to cover over-allotments, if any, made on the sale of the Common Shares offered hereby. To the extent that the International Managers exercise this option, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional Common Shares, proportionate to such International Manager's initial amount reflected in the foregoing table. Such Selling Shareholders also have granted an option to the U.S. Underwriters, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate of 492,000 additional Common Shares to cover over-allotments, if any, on terms similar to those granted to the International Managers. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 4,100,000 shares are being offered.


     The Company and the Selling Shareholders have agreed that they will not for a period of 180 days from the date of this Prospectus, without the prior written consent of Merrill Lynch, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any capital stock of the Company or any security convertible or exchangeable into, or exercisable for, such capital stock, or, in the case of the Company, file any registration statement with respect to any of the foregoing, except that the Company may, without such consent, issue options and Common Shares pursuant to the Stock Plans and the Employee Stock Purchase Plan.

     In connection with the Offerings, certain Underwriters or their respective affiliates who are qualified market makers on Nasdaq may engage in "passive market making" in the Common Shares on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act. Rule 10b-6A permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6 under the Exchange Act would otherwise prohibit such activity. Rule 10b-6A prohibits underwriters and selling group members engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on Nasdaq by a market maker that is not participating in the distribution. Under Rule 10b-6A, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed.

     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

                   [ALTERNATE INTERNATIONAL PROSPECTUS PAGE]

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary....................     3
Risk Factors..........................     7
Use of Proceeds.......................    11
Price Range for Common Shares and
  Dividend Policy.....................    11
Capitalization........................    12
Selected Financial and Operating
  Data................................    13
Recent Developments...................    14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    15
Business..............................    20
Management............................    29
Principal and Selling Shareholders....    35
Description of Capital Stock..........    37
Shares Eligible for Future Sale.......    38
Certain United States Federal Tax
  Consequences to Non-United States
  Holders.............................    39
Underwriting..........................    41
Legal Matters.........................    43
Experts...............................    43
Additional Information................    43
Incorporation of Certain Documents by
  Reference...........................    43
Index to Financial Statements.........   F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                4,100,000 SHARES

                                  [APAC LOGO]

                            APAC TELESERVICES, INC.

                                 COMMON SHARES
                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                          MERRILL LYNCH INTERNATIONAL
                                LEHMAN BROTHERS
                               SMITH BARNEY INC.
                            WILLIAM BLAIR & COMPANY
                                            , 1996

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the estimated expenses (other than the SEC registration fee and NASD filing fee) of the issuance and distribution of the securities being registered, all of which will be paid by the Company.

        SEC registration fee...............................................   $ 77,155
        NASD filing fee....................................................     25,961
        Printing expenses..................................................     55,000
        Fees and expenses of counsel.......................................     50,000
        Fees and expenses of accountants...................................     50,000
        Transfer agent and registrar fees..................................      5,000
        Blue sky fees and expenses.........................................     10,000
        Miscellaneous......................................................      6,884
                                                                              --------
             Total.........................................................   $280,000
                                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Illinois law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Illinois law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the adjudicating court (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made
(1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the shareholders. The Business Corporation Act of Illinois also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the Business Corporation Act of Illinois provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

     The Company's Amended Bylaws provide that the Company shall indemnify its directors, and may indemnify its officers, employees and other agents to the fullest extent permitted by Illinois law.

     The Company entered into agreements to indemnify its directors and certain of its officers, in addition to the indemnification provided for in the Company's Amended Articles and Amended Bylaws. These agreements, among other things, indemnify the Company's directors and officers for all direct and indirect expenses and costs (including, without limitation, all reasonable attorneys' fees and related disbursements, other out of pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by the Company or any third person) and liabilities of any type whatsoever (including, but not limited to, judgments, fines and settlement fees) actually and reasonably incurred by such person in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or other proceeding, including any action by or in the right of the corporation, arising out of such person's services as a director, officer, employee or other agent of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

     The Company has liability insurance for the benefit of its directors and officers.

     Under the terms of the Purchase Agreements, the Underwriters have agreed to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act of 1933, as amended (the "Securities Act") against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The Company has not issued or sold any unregistered securities within the past three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS:


         EXHIBIT
         NUMBER                                    DESCRIPTION
         ------    ---------------------------------------------------------------------------

           1.1*    Form of U.S. Purchase Agreement
           1.2*    Form of International Purchase Agreement
           3.1+    Amended and Restated Articles of Incorporation of APAC TeleServices, Inc.,
                     as amended
           3.2     Amended and Restated Bylaws of APAC TeleServices, Inc. is incorporated herein by reference to Exhibit 3.2 to APAC TeleServices, Inc.'s
                     Registration Statement on Form S-1, as amended, Registration No. 33-95638
           3.3     Amendment to Amended and Restated Articles of Incorporation of APAC
                     TeleServices, Inc. is incorporated herein by reference to Exhibit 3.3 to
                     APAC TeleServices, Inc.'s Registration Statement on Form S-1, as amended,
                     Registration No. 33-95638
           4.1     Specimen Common Stock Certificate is incorporated herein by reference to
                     Exhibit 4.1 to APAC TeleServices, Inc.'s Registration Statement on Form
                     S-1, as amended, Registration No. 33-95638
           5.1*    Opinion of McDermott, Will & Emery regarding legality
          10.1     Amended and Restated APAC TeleServices, Inc. 1995 Incentive Stock Plan is
                     incorporated herein by reference to Exhibit 10.1 to APAC TeleServices,
                     Inc.'s Registration Statement on Form S-1, as amended, Registration No.
                     33-95638
          10.2     Amended and Restated APAC TeleServices, Inc. 1995 Nonemployee Director
                     Stock Option Plan is incorporated herein by reference to Exhibit 10.2 to
                     APAC TeleServices, Inc.'s Registration Statement on Form S-1, as amended,
                     Registration No. 33-95638
          10.3     Employment Agreement with Marc S. Simon, as amended, is incorporated herein by reference to Exhibit 10.3 to APAC TeleServices, Inc.'s Registration
                     Statement on Form S-1, as amended, Registration No. 33-95638

         EXHIBIT
         NUMBER                                    DESCRIPTION
         ------    ---------------------------------------------------------------------------
          10.4     Employment Agreement with Donald B. Berryman is incorporated herein by reference to Exhibit 10.4 to APAC TeleServices, Inc.'s Registration
                     Statement on Form S-1, as amended, Registration No. 33-95638
          10.5+    Credit Agreement
          10.6     Agreement with United Parcel Service General Services Inc. is incorporated herein by reference to Exhibit 10.6 to APAC TeleServices, Inc.'s
                     Registration Statement on Form S-1, as amended, Registration No. 33-95638
          10.7     Registration Rights Agreement is incorporated herein by reference to
                     Exhibit 10.7 to APAC TeleServices, Inc.'s Registration Statement on Form
                     S-1, as amended, Registration No. 33-95638
          10.8     Tax Agreement is incorporated herein by reference to Exhibit 10.8 to APAC
                     TeleServices, Inc.'s Registration Statement on Form S-1, as amended,
                     Registration No. 33-95638
          10.9     Agreement with J.C. Penney Insurance Company, dated November 1, 1994 is incorporated herein by reference to Exhibit 10.9 to APAC TeleServices,
                     Inc.'s Registration Statement on Form S-1, as amended, Registration No.
                     33-95638
          10.10    Agreement with Health Benefit Services, Inc., dated July 1, 1994 is incorporated herein by reference to Exhibit 10.10 to APAC TeleServices,
                     Inc.'s Registration Statement on Form S-1, as amended, Registration No.
                     33-95638
          10.11    Amendment No. 1 to Amended and Restated APAC TeleServices, Inc. 1995
                     Incentive Stock Plan is incorporated herein by reference to Exhibit 10.11 to APAC TeleServices, Inc.'s Registration Statement on Form S-1, as
                     amended, Registration No. 33-95638
          10.12    Employment Agreement with Beverly S. McIntosh is incorporated herein by reference to Exhibit 10.12 to APAC TeleServices, Inc.'s Registration
                     Statement on Form S-1, as amended, Registration No. 333-1236
          10.13    Agreement between the Registrant and The Shechtman Group, L.L.C. is incorporated herein by reference to Exhibit 10.13 to APAC TeleServices,
                     Inc.'s Registration Statement on Form S-1, as amended, Registration No.
                     333-1236
         10.14+    Employment Agreement with John C. Dontje
         10.15+    Employment Agreement with Robert C. Froetscher
         10.16+    Employment Agreement with James M. Nikrant
          23.1     Consent of Arthur Andersen LLP
          23.2*    Consent of McDermott, Will & Emery (included in Exhibit 5.1)
          24.1+    Power of Attorney (included with the signature page to the registration statement)


------------

+ Previously filed

* To be filed by amendment

     (B) FINANCIAL STATEMENT SCHEDULES:

          Schedule II -- Schedule of Valuation and Qualification Accounts

ITEM 17. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Deerfield, Illinois on October 17, 1996.


                                          APAC TeleServices, Inc.


                                          By    /S/ THEODORE G. SCHWARTZ
                                            ------------------------------------
                                                    Theodore G. Schwartz
                                            Chairman of the Board of Directors,
                                               President and Chief Executive
                                                           Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



              SIGNATURE                                TITLE                        DATE
-------------------------------------     -------------------------------     -----------------
      /S/ THEODORE G. SCHWARTZ            Chairman of the Board of            October 17, 1996
-------------------------------------       Directors, President and
        Theodore G. Schwartz                Chief Executive Officer
                                            (Principal Executive Officer)
                  *
                                          Chief Financial Officer and         October 17, 1996
-------------------------------------       Director, (Principal
            Marc S. Simon                   Financial Officer)

                  *                       Senior Vice President--Finance      October 17, 1996
-------------------------------------       (Principal Accounting
          Robert D. Mitchum                 Officer)

                  *                       Director                            October 17, 1996
-------------------------------------
          Thomas M. Collins
                  *                       Director                            October 17, 1996
-------------------------------------
         Morris R. Shechtman
                  *                       Director                            October 17, 1996
-------------------------------------
          George D. Dalton
                  *                       Director                            October 17, 1996
-------------------------------------
            Paul Yovovich


*By:  /s/ THEODORE G. SCHWARTZ
-------------------------------------
        Theodore G. Schwartz
          Attorney-in-Fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of APAC TeleServices, Inc.:

     We have audited in accordance with generally accepted auditing standards, the financial statements of APAC TeleServices, Inc. included in this registration statement and have issued our report thereon dated February 1, 1996. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of Valuation and Qualifying Accounts is presented for purposes of complying with the Securities and Exchange Commissions rules and is not a part of the basic financial statements. This schedule has been subject to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
February 1, 1996

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                                                   COLUMN C
                                                                  ----------
                                                    COLUMN B      ADDITIONS
                                                  ------------    ----------     COLUMN D        COLUMN E
                   COLUMN A                        BALANCE AT     CHARGED TO    ----------    --------------
-----------------------------------------------   BEGINNING OF    COSTS AND     DEDUCTIONS-   BALANCE AT END
                  DESCRIPTION                        PERIOD        EXPENSES     DESCRIBE(A)     OF PERIOD
-----------------------------------------------   ------------    ----------    ----------    --------------
Allowance deducted from assets to which it
  applies:
  Allowance for doubtful accounts:
     Year ended January 2, 1994................        $0          $      0      $      0        $      0
     Year ended January 1, 1995................         0             1,167        (1,167)              0
     Year ended December 31, 1995..............         0           246,061        (5,561)        240,500

---------------
(A) Uncollected receivables written off.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                     DESCRIPTION                                     PAGE
------    ------------------------------------------------------------------------------   ----
 1.1*     Form of U.S. Purchase Agreement
 1.2*     Form of International Purchase Agreement
 3.1+     Amended and Restated Articles of Incorporation of APAC TeleServices, Inc., as
            amended
 3.2      Amended and Restated Bylaws of APAC TeleServices, Inc. is incorporated herein by reference to Exhibit 3.2 to APAC TeleServices, Inc.'s Registration
            Statement on Form S-1, as amended, Registration No. 33-95638
 3.3      Amendment to Amended and Restated Articles of Incorporation of APAC
            TeleServices, Inc. is incorporated herein by reference to Exhibit 3.3 to
            APAC TeleServices, Inc.'s Registration Statement on Form S-1, as amended,
            Registration No. 33-95638
 4.1      Specimen Common Stock Certificate is incorporated herein by reference to
            Exhibit 4.1 to APAC TeleServices, Inc.'s Registration Statement on Form S-1,
            as amended, Registration No. 33-95638
 5.1*     Opinion of McDermott, Will & Emery regarding legality
10.1      Amended and Restated APAC TeleServices Inc. 1995 Incentive Stock Plan is
            incorporated herein by reference to Exhibit 10.1 to APAC TeleServices,
            Inc.'s Registration Statement on Form S-1, as amended, Registration No.
            33-95638
10.2      Amended and Restated APAC TeleServices, Inc. 1995 Nonemployee Director Stock
            Option Plan is incorporated herein by reference to Exhibit 10.2 to APAC
            TeleServices, Inc.'s Registration Statement on Form S-1, as amended,
            Registration No. 33-95638
10.3      Employment Agreement with Marc S. Simon, as amended, is incorporated herein by reference to Exhibit 10.3 to APAC TeleServices, Inc.'s Registration
            Statement on Form S-1, as amended, Registration No. 33-95638
10.4      Employment Agreement with Donald B. Berryman is incorporated herein by reference to Exhibit 10.4 to APAC TeleServices, Inc.'s Registration
            Statement on Form S-1, as amended, Registration No. 33-95638
10.5+     Credit Agreement
10.6      Agreement with United Parcel Service General Services Inc. is incorporated herein by reference to Exhibit 10.6 to APAC TeleServices, Inc.'s
            Registration Statement on Form S-1, as amended, Registration No. 33-95638
10.7      Registration Rights Agreement is incorporated herein by reference to Exhibit
            10.7 to APAC TeleServices, Inc.'s Registration Statement on Form S-1, as
            amended, Registration No. 33-95638
10.8      Tax Agreement is incorporated herein by reference to Exhibit 10.9 to APAC
            TeleServices, Inc.'s Registration Statement on Form S-1, as amended,
            Registration No. 33-95638
10.9      Agreement with J.C. Penney Insurance Company, dated November 1, 1994 is incorporated herein by reference to Exhibit 10.9 to APAC TeleServices,
            Inc.'s Registration Statement on Form S-1, as amended, Registration No.
            33-95638
10.10     Agreement with Health Benefit Services, Inc., dated July 1, 1994 is incorporated herein by reference to Exhibit 10.10 to APAC TeleServices,
            Inc.'s Registration Statement on Form S-1, as amended, Registration No.
            33-95638
10.11     Amendment No. 1 to Amended and Restated APAC TeleServices, Inc. 1995 Incentive
            Stock Plan is incorporated herein by reference to Exhibit 10.11 to APAC
            TeleServices, Inc.'s Registration Statement on Form S-1, as amended,
            Registration No. 33-95638

EXHIBIT
NUMBER                                     DESCRIPTION                                     PAGE
------    ------------------------------------------------------------------------------   ----
10.12     Employment Agreement with Beverly S. McIntosh is incorporated herein by reference to Exhibit 10.12 to APAC TeleServices, Inc.'s Registration
            Statement on Form S-1, as amended, Registration No. 333-1236
10.13     Agreement between the Registrant and the Shechtman Group, L.L.C. is incorporated herein by reference to Exhibit 10.13 to APAC TeleServices,
            Inc.'s Registration Statement on Form S-1, as amended, Registration No.
            333-1236
10.14+    Employment Agreement with John C. Dontje
10.15+    Employment Agreement with Robert C. Froetscher
10.16+    Employment Agreement with James M. Nikrant
23.1      Consent of Arthur Andersen LLP
23.2*     Consent of McDermott, Will & Emery (included in Exhibit 5.1)
24.1      Power of Attorney (included with the signature page to the registration statement)


------------

  + Previously filed

  * To be filed by amendment